UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___ )*


                                  Amersham plc
                                (Name of Issuer)

                         Ordinary Shares of 5 pence each
                         (Title of Class of Securities)

                                    G03282103
                                 (CUSIP Number)

                                 Louise Guarneri
                           Credit Suisse First Boston
                              Eleven Madison Avenue
                            New York, New York 10010
                                 (212) 325-2000
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                December 10, 2003
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------
CUSIP No. G03282103                              13D
--------------------

     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Credit Suisse First Boston, on behalf of the Credit Suisse First Boston business unit

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

              (a) |_|
              (b) |X|

     3        SEC USE ONLY


     4        SOURCE OF FUNDS*

              WC

     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)          |X|

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Switzerland

    NUMBER OF SHARES           7       SOLE VOTING POWER
 BENEFICIALLY OWNED BY
  EACH REPORTING PERSON                See Item 5.
          WITH
                               8       SHARED VOTING POWER

                                       See Item 5.

                               9       SOLE DISPOSITIVE POWER

                                       See Item 5.

                              10       SHARED DISPOSITIVE POWER

                                       See Item 5.

    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              See Item 5.

    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES*                    |_|



    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              See Item 5.

    14        TYPE OF REPORTING PERSON*

              BK, HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.           Security and Issuer.
                  -------------------

         This Statement on Schedule 13D (this "Statement") relates to the Ordinary Shares of 5 pence each (the "Shares"), of Amersham plc, a UK corporation (the "Company"). The principal executive offices of the Company are located at Amersham Place, Little Chalfont, Buckinghamshire HP7 9NA, England.

Item 2.           Identity and Background.
                  -----------------------

         In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Statement is being filed by Credit Suisse First Boston (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the "CSFB business unit") excluding Asset Management (as defined below) (the "Reporting Person"). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management"). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

         The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse First Boston, Inc. ("CSFBI"), a Delaware corporation. The address of CSFBI's principal business and office is Eleven Madison Avenue, New York, New York 10010. The ultimate parent company of the Bank and CSFBI, and the direct owner of the remainder of the voting stock of CSFBI, is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland.

         CSFBI owns all of the voting stock of Credit Suisse First Boston (USA), Inc. ("CSFB-USA"), a Delaware corporation and holding company. Credit Suisse First Boston LLC ("CSFB LLC"), a Delaware limited liability company, is a registered broker-dealer that effects trades in many companies, including the Company. CSFB LLC is the successor company of Credit Suisse First Boston Corporation ("CSFBC"), and all references hereinafter to CSFBC shall be deemed to refer to CSFB LLC. CSFB-USA is the sole member of CSFB LLC. The address of the principal business and office of each of CSFB-USA and CSFB LLC is Eleven Madison Avenue, New York, New York 10010.

         The Bank owns all the voting stock of Credit Suisse First Boston (International) Holding AG ("CSFBH"), a Swiss company. CSFBH acts as a holding company for certain subsidiaries of Credit Suisse First Boston in Europe, and since December 1996, in the Pacific region. The address of the principal business and office of CSFBH is Bahnhofstrasse 17, P.O. Box 234, CH-6301 Zug, Switzerland.

         CSFBH owns all of the voting equity of Credit Suisse First Boston (UK) Investments ("CSFB-UKI"), a UK limited liability company that acts as an investment holding company for the UK interests of CSFB. The address of the principal business and office of CSFB-UKI is One Cabot Square, London, UK, E14 4QJ.

         CSFBH also owns all of the voting equity of Credit Suisse First Boston Management AG ("CSFBM"), a Swiss company that provides financial advisory services and participates in many types of financial transactions. The address of the principal business and office of CSFBM is Uetlibergstrasse 231, P.O. Box 990, CH-8070 Zurich, Switzerland.

         Credit Suisse First Boston (UK) Investment Holdings ("CSFB-UKIH") is a UK limited liability company that acts as a holding company for the UK interests of CSFB. CSFB-UKI holds a majority of CSFB-UKIH's equity; CSFBM holds the remaining equity. The address of the principal business and office of CSFB-UKIH is One Cabot Square, London, UK, E14 4QJ.

         CSFB-UKIH holds all of the voting stock of Credit Suisse First Boston (Europe) LTD ("CSFB-E"), a UK limited liability company. CSFB-E is a UK broker-dealer whose principal business is international securities underwriting and trading and corporate advisory services. The address of CSFB-E's principal business and office is One Cabot Square, London, UK, E14 4QJ.

         CSFB-UKIH also holds all of the voting stock of Credit Suisse First Boston Equities Limited ("CSFB Equities"), a UK limited liability company. CSFB Equities is a UK broker-dealer whose principal business is the provision of general advisory, dealing and market making services in UK equities. The address of CSFB-E's principal business and office is One Cabot Square, London, UK, E14 4QJ.

         Credit Suisse First Boston International ("CSFB-Int") is a UK bank that structures and trades over-the-counter derivative products linked to interest rates, equities, foreign exchange and credit. The address of the principal business and office of CSFB-Int is One Cabot Square, London, UK, E14 4QJ. The Bank owns a majority of CSFB-Int's voting equity. CSG and CSFBH own the remaining voting equity. CSFB-UKI owns a majority of CSFB-Int's non-voting equity. The Bank and CSG own the remaining non-voting equity. The address of CSFB-Int's principal business and office is One Cabot Square, London, UK, E14 4QJ.

         CSG is a global financial services company with two distinct business units. In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse Financial Services business unit. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

         CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management and the Credit Suisse Financial Services business unit) may beneficially own the Shares of the Company to which this Statement relates, and such Shares are not reported in this Statement. CSG expressly disclaims beneficial ownership of the Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. The Reporting Person disclaims beneficial ownership of the Shares beneficially owned by CSG, Asset Management and the Credit Suisse Financial Services business unit.

         The name, business address, citizenship, present principal occupation or employment, and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or director of the Reporting Person, CSFBI, CSFB-USA, CSFB LLC, CSFBH, CSFB-UKI, CSFBM, CSFB-UKIH, CSFB-E, CSFB Equities and CSFB-Int are set forth on Schedules A-1 through A-11 attached hereto, each of which is incorporated by reference herein.

         Except as otherwise provided herein, during the past five years none of the Reporting Person, CSFBI, CSFB-USA, CSFB LLC, CSFBH, CSFB-UKI, CSFBM, CSFB-UKIH, CSFB-E, CSFB Equities or CSFB-Int nor, to the best knowledge of the Reporting Person, any of the other persons listed on Schedules A-1 through A-11 attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

         On January 22, 2002, CSFBC, without admitting or denying any alleged violation, entered into coordinated settlements with NASD Regulation, Inc. ("NASDR") and the Securities and Exchange Commission ("SEC") resolving all outstanding investigations of CSFBC into the allocation of shares in initial public offerings ("IPOs"). CSFB-USA was then the sole stockholder of CSFBC.

         CSFBC consented to these settlements without admitting or denying any of the allegations made in the SEC's Complaint or the Letter of Acceptance, Waiver and Consent ("AWC") filed with the NASDR. The SEC and NASDR alleged that, between April 1999 and June 2000, certain CSFBC employees allocated many shares in IPOs to over 100 customers with whom they had improper profit-sharing arrangements. The NASDR and SEC alleged that certain employees allocated "hot" IPO shares to certain customers who paid the Firm a portion of the profits (between 33 and 65 percent) that they made when they sold their IPO stock, by paying inflated brokerage commissions on transactions unrelated to the IPO shares.

         Under the terms of the coordinated settlement:

     o CSFBC paid a total of $100 million. This amount included $30 million in fines and civil penalties divided evenly between the SEC and NASDR, and a total of $70 million in disgorgement, $35 million of which was paid to the U.S. Treasury and $35 million of which was paid to the NASDR, representing the monies obtained as a result of the conduct described by the SEC and NASDR. The SEC determined in this case that it was appropriate and in the public interest to pay funds to the U.S. Treasury rather than to any third parties.

     o CSFBC has adopted and implemented revised policies and procedures for allocating IPOs in its broker-dealer operations. The SEC and NASD have reviewed these policies and procedures. These included the establishment of an IPO Allocation Review Committee, a process for the pre-qualification of accounts before they are eligible to receive IPO allocations and enhanced supervisory procedures, which includes the review of commissions paid by certain accounts receiving allocations around the time of the IPO. CSFBC also agreed to retain an independent consultant to review the implementation of these policies and procedures one year from the date of the settlement.

         In the NASDR settlement, CSFBC, without admitting or denying any findings, consented to a censure and findings that it violated NASD Rules 2110, 2330, 2710, 3010 and 3110. These Rules (a) require broker-dealers to adhere to just and equitable principles of trade, (b) prohibit broker-dealers from sharing in the profits of client accounts except as specifically provided, (c) require a managing underwriter to file certain information that may have a bearing on the NASDR's review of underwriting arrangements, (d) require members to establish, maintain and enforce a reasonable supervisory system, and (e) require broker-dealers to maintain certain books and records.

         The NASDR AWC also found violations of Section 17(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and SEC Rule 17a-3, thereunder, which are incorporated by NASD Rule 3110 and similarly impose certain record keeping requirements on CSFBC as a broker-dealer. In the SEC settlement, CSFBC, without admitting or denying the allegations of the Complaint, consented to entry by the District Court for the District of Columbia of a final judgment that: (1) permanently enjoined CSFBC, directly or indirectly, from violations of NASD Conduct Rules 2110 and 2330 and Section 17(a)(1) of the Exchange Act and SEC Rule 17a-3; and (2) ordered CSFBC to comply with certain undertakings.

         Neither the SEC nor NASDR made any allegations or findings of fraudulent conduct by CSFBC. Further, neither the SEC nor NASDR alleged that any IPO prospectus was rendered false or misleading by CSFBC's conduct or that this conduct affected either the offering price of an IPO or the price at which any IPO stock traded in the aftermarket.

         On October 31, 2003, the U.S. District Court for the Southern District of New York (the "SDNY") approved the global settlement among a number of Wall Street firms, including CSFB LLC, and a coalition of state and federal regulators and self-regulatory organizations (the "Global Settlement"). CSFB LLC, without admitting or denying any alleged violation, consented to the Global Settlement and thereby resolved a Securities and Exchange Commission's ("SEC") complaint filed on April 28, 2003, in the SDNY. In this complaint, the SEC alleged that, from July 1998 to December 2001, CSFB LLC engaged in acts and practices that created or maintained inappropriate influence over research analysts, thereby imposing conflicts of interest on research analysts that CSFB LLC failed to manage in an adequate or appropriate manner. The SEC's complaint also alleged that CSFB LLC engaged in inappropriate "spinning" of "hot" IPO allocations in violation of New York Stock Exchange ("NYSE") and NASD Inc. ("NASD") rules requiring adherence to high business standards and just and equitable principles of trade, and that CSFB LLC's books and records relating to certain transactions violated the broker-dealer record-keeping provisions of
Section 17(a) of the Securities Exchange Act of 1934, NYSE Rules 401, 440 and 476(a)(6) and NASD Rules 2110 and 3110.

         Under the terms of the Global Settlement:

     o CSFB LLC agreed to pay the following amounts: $75 million as a penalty, $75 million as disgorgement of commissions and other monies for restitution for investors, and $50 million to be used to fund independent research. This $50 million to fund independent research is payable over a five year period.

     o CSFB LLC is required, among other things, to: (i) separate its research and investment banking departments and make independent research available to investors, (ii) prohibit its analysts from receiving compensation for investment banking activities and prohibit analysts' involvement in investment banking "pitches" and "roadshows,"
          (iii) contract, for a five-year period, with no fewer than three independent research firms that will make available independent research to CSFB's customers, and (iv) make its analysts' historical price targets (among other things) publicly available.

     o CSFB LLC is permanently restrained and enjoined from violating Sections 15(c) and 17(a) of the o Exchange Act, Exchange Act Rules 15c1-2 and 17a-3, NASD Rules 2110, 2210, 3010, and 3110, and NYSE
          Rules 342, 401, 440, 472, and 476.

Other Wall Street firms were subject to similar requirements.

Item 3.           Source and Amount of Funds.
                  --------------------------

         The aggregate consideration (exclusive of commissions) paid by CSFB Equities and CSFB-Int for the acquisitions of the Company's Shares described in
Item 5(a) was GBP284,569,652 and NOK1,632,685, consisting of GBP284,392,807 paid by CSFB Equities, and GBP176,845 and NOK1,632,685 paid by CSFB-Int. The aggregate consideration (exclusive of commissions) paid by CSFB LLC for the American Depository Receipts, each representing five Shares ("ADRs"), described in Item 5(a) was US$174,386.

         The funds used by CSFB LLC, CSFB-E, CSFB Equities and CSFB-Int to make these acquisitions, and the acquisitions described in Schedule B attached hereto, came from working capital.

Item 4.           Purpose of the Transaction.
                  --------------------------

         CSFB LLC acquired 100 ADRs for customer facilitation purposes and 2,700 ADRs as part of statistical arbitrage trading strategies. CSFB Equities acquired 223,020 Shares for customer facilitation purposes, 14,121,587 Shares as part of risk arbitrage trading strategies, 368,776 Shares as part of index arbitrage trading strategies and 23,276,614 Shares for hedging purposes. CSFB-Int acquired 59,458 Shares for hedging purposes.

         Each of CSFB LLC, CSFB Equities and CSFB-Int intends to optimize the value of its investments and, therefore, will review from time to time the Company's business affairs and financial position. Based on such evaluation and review, as well as general economic and industry conditions existing at the time, each of CSFB LLC, CSFB Equities and CSFB-Int may consider from time to time various alternative courses of action. Such actions may include the acquisition of additional Shares or other securities through open market purchases, privately negotiated transactions, a tender offer, an exchange offer or otherwise. Alternatively, such actions may involve the sale of all or a portion of the Shares or other securities in the open market, in privately negotiated transactions, through a public offering or otherwise.

         Except as set forth herein, each of the Reporting Person, CSFB LLC, CSFB Equities and CSFB-Int has no present plans or proposals that relate to or that would result in any of the actions specified in clauses (a) through (j) of
Item 4 of Schedule 13D.

Item 5.           Interest in Securities of the Issuer.
                  -------------------------------------

         (a) As of December 19, 2003, the Reporting Person may be deemed to beneficially own an aggregate of 38,063,455 Shares, consisting of 2,800 ADRs held directly by CSFB LLC, 37,989,997 Shares held directly by CSFB Equities, and 59,458 Shares held directly by CSFB-Int. (Each ADR represents five Shares.)

         Accordingly, the Reporting Person may be deemed to beneficially own 5.4% of the outstanding Shares, based on 701,812,083 Shares ourstanding as per the Company's Form 20-F filed on May 28, 2003.

         To the best knowledge of the Reporting Person, and except as described herein, neither the Reporting Person, CSFBI, CSFB-USA, CSFB LLC, CSFBH, CSFB-UKI, CSFBM, CSFB-UKIH, CSFB-E, CSFB Equities or CSFB-Int nor, to the best knowledge of the Reporting Person, any other persons listed on Schedules A-1 through A-11 attached hereto, beneficially owns any additional Shares or ADRs.

          (b) With respect to any rights or powers to vote, or to direct the vote of, or to dispose of, or direct the disposition of, the Shares and ADRs referenced in paragraph 5(a), there is shared power to vote, or to direct the vote of, and to dispose of, or to direct the disposition of, such Shares and ADRs among CSFBI, CSFB-USA, CSFB LLC, CSFBH, CSFB-UKI, CSFBM, CSFB-UKIH, CSFB-E, CSFB Equities and CSFB-Int.

         (c) Schedule B, which is incorporated herein by reference, sets forth the transactions in the Shares and the ADRs effected by the Reporting Person and its subsidiaries during the period beginning 60 days prior to December 19, 2003.

         (d) No other person is known by the Reporting Person to have the right to receive or power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares or ADRs beneficially owned by the Reporting Person, CSFBI, CSFB-USA, CSFB LLC, CSFBH, CSFB-UKI, CSFBM, CSFB-UKIH, CSFB-E, CSFB Equities or CSFB-Int.

         (e) Not applicable.

Item 6.           Contracts, Arrangements, Understandings or Relationships with
                  -------------------------------------------------------------
                  Respect to Securities of the Issuer.
                  -----------------------------------

         Not applicable.

Item 7.           Material to be filed as Exhibits.
                  --------------------------------

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      Dated: December 22, 2003

                                         CREDIT SUISSE FIRST BOSTON, on behalf
                                         of the CREDIT SUISSE FIRST BOSTON
                                         BUSINESS UNIT

                                         By: /s/ Louise Guarneri
                                             -----------------------------------
                                             Name:  Louise Guarneri
                                             Title: Director

                                  SCHEDULE A-1

                   EXECUTIVE OFFICERS OF THE REPORTING PERSON


The following sets forth the name, business address, present principal occupation and citizenship of each executive officer of the Reporting Person. The business address of the Reporting Person is Eleven Madison Avenue, New York, New York 10010.


Name                              Business Address                Title                                         Citizenship
------------------------------    ------------------------------  ------------------------------                --------------------
John J. Mack                      Eleven Madison Avenue           Chairman, Second Chief Executive              United States
                                  New York, NY 10010 USA          Officer

Christopher Carter                Eleven Madison Avenue           Chairman of Europe                            Great Britain
                                  New York, NY 10010 USA

Brady W. Dougan                   Eleven Madison Avenue           Co-President, Institutional Securities        United States
                                  New York, NY 10010 USA

Stephen R. Volk                   Eleven Madison Avenue           Chairman of CSFB                              United States
                                  New York, NY 10010 USA

Thomas R. Nides                   Eleven Madison Avenue           Chief Administrative Officer                  United States
                                  New York, NY 10010 USA

Hector William Hepburn Sants      One Cabot Square                Chief Executive Officer and Assistant Vice    Great Britain
                                  London, England                 Chairman of European Region

Richard Edward Thornburgh         Eleven Madison Avenue           Ex Officio Member of the Operating            United States
                                  New York, NY 10010 USA          Committee and the Executive Board

Adebayo Ogunlesi                  Eleven Madison Avenue           Global Head of Investment Banking             Nigeria
                                  New York, NY 10010 USA

Eileen K. Murray                  Eleven Madison Avenue           Head of Global Technology, Operations and     United States
                                  New York, NY 10010 USA          Product Control

Brian Finn                        Eleven Madison Avenue           Co-President, Institutional Securities        United States
                                  New York, NY 10010 USA

Gary G. Lynch                     Eleven Madison Avenue           Global General Counsel and Vice Chairman to   United States
                                  New York, NY 10010 USA          Oversee Research and Legal and Compliance
                                                                  Departments

Paul Calello                      Eleven Madison Avenue           Chairman and Chief Executive Officer of the   United States
                                  New York, NY 10010 USA          Asia-Pacific Region

John A. Ehinger                   Eleven Madison Avenue           Co-Head of the Equity Division                United States
                                  New York, NY 10010 USA

Bennett J. Goodman                Eleven Madison Avenue           Chairman of Merchant Banking and Leverage     United States
                                  New York, NY 10010 USA          Finance

James P. Healy                    Eleven Madison Avenue           Co-Head of the Fixed Income Division          United States
                                  New York, NY 10010 USA

James E. Kreitman                 Eleven Madison Avenue           Co-Head of the Equity Division                United States
                                  New York, NY 10010 USA

Jerry Wood                        Eleven Madison Avenue           Co-Head of the Fixed Income Division          United States
                                  New York, NY 10010 USA

Barbara A. Yastine                Eleven Madison Avenue           Chief Financial Officer                       United States
                                  New York, NY 10010 USA

                                  SCHEDULE A-2

      EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON, INC.


The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston, Inc. The business address of Credit Suisse First Boston, Inc. is Eleven Madison Avenue, New York, New York 10010.


Name                              Business Address                Title                                         Citizenship
------------------------------    ------------------------------  ------------------------------                --------------------

John J. Mack                      Eleven Madison Avenue           President, Chief Executive Officer and        United States
                                  New York, NY 10010 USA          Board Member

Stephen R. Volk                   Eleven Madison Avenue           Board Member                                  United States
                                  New York, NY 10010 USA

Adebayo O. Ogunlesi               Eleven Madison Avenue           Managing Director                             Nigeria
                                  New York, NY 10010 USA

Brady W. Dougan                   Eleven Madison Avenue           Managing Director                             United States
                                  New York, NY 10010 USA

Carlos Onis                       Eleven Madison Avenue           Managing Director                             United States
                                  New York, NY 10010 USA

D. Wilson Ervin                   Eleven Madison Avenue           Managing Director                             United States
                                  New York, NY 10010 USA

David C. Fisher                   Eleven Madison Avenue           Managing Director, Chief Accounting Officer   United States
                                  New York, NY 10010 USA          and Controller

David C. O'Leary                  Eleven Madison Avenue           Managing Director                             United States
                                  New York, NY 10010 USA

Gary G. Lynch                     Eleven Madison Avenue           Managing Director and General Counsel         United States
                                  New York, NY 10010 USA

Jeffrey H. Salzman                Eleven Madison Avenue           Managing Director                             United States
                                  New York, NY 10010 USA

Lewis H. Wirshba                  Eleven Madison Avenue           Managing Director and Treasurer               United States
                                  New York, NY 10010 USA

Neil Moskowitz                    Eleven Madison Avenue           Managing Director                             United States
                                  New York, NY 10010 USA

Neil Radey                        Eleven Madison Avenue           Managing Director                             United States
                                  New York, NY 10010 USA

Robert C. O'Brien                 Eleven Madison Avenue           Managing Director and Chief Credit Officer    United States
                                  New York, NY 10010 USA

Eileen K. Murray                  Eleven Madison Avenue           Managing Director                             United States
                                  New York, NY 10010 USA

                                  SCHEDULE A-3

   EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON (USA), INC.


The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston (USA), Inc. The business address of Credit Suisse First Boston (USA), Inc. is Eleven Madison Avenue, New York, New York 10010.


Name                              Business Address                Title                                         Citizenship
------------------------------    ------------------------------  ------------------------------                --------------------

Brian D. Finn                     Eleven Madison Avenue           President, Chief Executive Officer and        United States
                                  New York, NY 10010 USA          Board Member

Stephen R. Volk                   Eleven Madison Avenue           Managing Director and Board Member            United States
                                  New York, NY 10010 USA

Adebayo O. Ogunlesi               Eleven Madison Avenue           Board Member, Managing Director and Head of   Nigeria
                                  New York, NY 10010 USA          Global Investment Banking

Eileen K. Murray                  Eleven Madison Avenue           Board Member and Managing Director            United States
                                  New York, NY 10010 USA

Brady W. Dougan                   Eleven Madison Avenue           Head of the Securities Division and Board     United States
                                  New York, NY 10010 USA          Member

Andrew B. Federbusch              Eleven Madison Avenue           Managing Director                             United States
                                  New York, NY 10010 USA

Barbara A. Yastine                Eleven Madison Avenue           Board Member and Managing Director            United States
                                  New York, NY 10010 USA

Jeffrey H. Salzman                Eleven Madison Avenue           Managing Director and Head of Private         United States
                                  New York, NY 10010 USA          Client Services

Carlos Onis                       Eleven Madison Avenue           Managing Director                             United States
                                  New York, NY 10010 USA

D. Wilson Ervin                   Eleven Madison Avenue           Head of Strategic Risk Management             United States
                                  New York, NY 10010 USA

David C. Fisher                   Eleven Madison Avenue           Chief Financial and Accounting Officer        United States
                                  New York, NY 10010 USA

Gary G. Lynch                     Eleven Madison Avenue           Managing Director and General Counsel         United States
                                  New York, NY 10010 USA

Neil Radey                        Eleven Madison Avenue           Managing Director                             United States
                                  New York, NY 10010 USA

Neil Moskowitz                    Eleven Madison Avenue           Managing Director                             United States
                                  New York, NY 10010 USA

Lewis H. Wirshba                  Eleven Madison Avenue           Treasurer                                     United States
                                  New York, NY 10010 USA

Robert C. O'Brien                 Eleven Madison Avenue           Chief Credit Officer                          United States
                                  New York, NY 10010 USA

                                  SCHEDULE A-4

       EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON LLC


The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston LLC. The business address of Credit Suisse First Boston LLC is Eleven Madison Avenue, New York, New York 10010.

Name                              Business Address                Title                                  Citizenship
------------------------------    ------------------------------  ------------------------------         --------------------

John J. Mack                      Eleven Madison Avenue           President, Chief Executive Officer     United States
                                  New York, NY 10010 USA          and Member of the Board of Managers

David C. Fisher                   Eleven Madison Avenue           Chief Financial Officer and Member     United States
                                  New York, NY 10010 USA          of the Board of Managers

Carlos Onis                       Eleven Madison Avenue           Board Member and Member of the         United States
                                  New York, NY 10010 USA          Board of Managers

Brady W. Dougan                   Eleven Madison Avenue           Board Member and Managing Director     United States
                                  New York, NY 10010 USA

D. Wilson Ervin                   Eleven Madison Avenue           Managing Director                      United States
                                  New York, NY 10010 USA

Frank J. DeCongelio               Eleven Madison Avenue           Head of Operations                     United States
                                  New York, NY 10010 USA

Lewis H. Wirshba                  Eleven Madison Avenue           Treasurer                              United States
                                  New York, NY 10010 USA

Robert C. O'Brien                 Eleven Madison Avenue           Managing Director                      United States
                                  New York, NY 10010 USA

Gary G. Lynch                     Eleven Madison Avenue           Managing Director and General          United States
                                  New York, NY 10010 USA          Counsel


                                  SCHEDULE A-5

 EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON (INTERNATIONAL)
                                   HOLDING AG

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston (International) Holding AG. The business address of Credit Suisse First Boston (International) Holding AG is Bahnhofstrasse 17, P.O. Box 234, CH-6301 Zug, Switzerland.


Name                              Business Address                Title                               Citizenship
------------------------------    ------------------------------  ------------------------------      --------------------

Barbara A Yastine                 11 Madison Avenue               President, President of the Board   United States
                                  New York, NY 10010              of Directors

Friedemann Renz                   Uetlibergstrasse 231            Corporate Secretary                 Germany
                                  CH-8045 Zurich,
                                  Switzerland

Marc Adam                         One Cabot Square, London        Director                            Switzerland
                                  E14 4QJ,
                                  Great Britain

Marco M. Illy                     Bahnhofstrasse 17               Director                            Switzerland
                                  P.O. Box 234
                                  CH-6301 Zug, Switzerland

Andre Lamprecht                   Uetlibergstrasse 231            Director                            Switzerland
                                  CH-8045 Zurich,
                                  Switzerland

Fritz Muller                      Nuschelerstrasse 1              Director                            Switzerland
                                  CH-8001, Zurich,
                                  Switzerland

Agnes F. Reicke                   Uetlibergstrasse 231            Director                            Switzerland
                                  CH-8045 Zurich,
                                  Switzerland



                                  SCHEDULE A-6

 EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON (UK) INVESTMENTS


The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston (UK) Investments. The business address of Credit Suisse First Boston (UK) Investments is One Cabot Square, London, UK, E14 4QJ.

Name                              Business Address                Title                               Citizenship
------------------------------    ------------------------------  ------------------------------      --------------------

Nigel Paul Bretton                One Cabot Square,               Director                             British
                                  London E14 4QJ,
                                  Great Britain

Costas P. Michaelides             One Cabot Square,               Director                             United States
                                  London E14 4QJ,
                                  Great Britain

Kevin Lester Studd                One Cabot Square,               Director                             British
                                  London E14 4QJ,
                                  Great Britain

Nicholas John Hornsey             One Cabot Square,               Company Secretary                    British
                                  London E14 4QJ,
                                  Great Britain

                                  SCHEDULE A-7

  EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON MANAGEMENT AG

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston Management AG. The business address of Credit Suisse First Boston Management AG is Uetlibergstrasse 231, P.O. Box 990, CH-8070 Zurich, Switzerland.

Name                              Business Address                Title                               Citizenship
------------------------------    ------------------------------  ------------------------------      --------------------

Andrea Wieland                    Uetlibergstrasse 231            President, President of the Board   Switzerland
                                  CH-8045 Zurich,                 of Directors
                                  Switzerland

Claude Jehle                      Uetlibergstrasse 231            Corporate Secretary                 Switzerland
                                  CH-8045 Zurich,
                                  Switzerland

Madeleine Fink                    Uetlibergstrasse 231            Director                            Switzerland
                                  CH-8045 Zurich,
                                  Switzerland

Agnes F. Reicke                   Uetlibergstrasse 231            Director                            Switzerland
                                  CH-8045 Zurich,
                                  Switzerland

Brigitte Spiess                   Nuschelerstrasse 1              Director                            Switzerland
                                  CH-8001, Zurich,
                                  Switzerland

                                  SCHEDULE A-8

       EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON (UK)
                              INVESTMENTS HOLDINGS

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston (UK) Investments Holdings. The business address of Credit Suisse First Boston (UK) Investments Holdings is One Cabot Square, London, UK, E14 4QJ.

Name                              Business Address                Title                               Citizenship
------------------------------    ------------------------------  ------------------------------      --------------------

Nigel Paul Bretton                One Cabot Square,               Director                            British
                                  London E14 4QJ,
                                  Great Britain

Costas P. Michaelides             One Cabot Square,               Director                            United States
                                  London E14 4QJ,
                                  Great Britain

Kevin Lester Studd                One Cabot Square,               Director                            British
                                  London E14 4QJ,
                                  Great Britain

Nicholas John Hornsey             One Cabot Square,               Company Secretary                   British
                                  London E14 4QJ,
                                  Great Britain

                                  SCHEDULE A-9

 EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston (Europe) Limited. The business address of Credit Suisse First Boston (Europe) Limited is One Cabot Square, London, UK, E14 4QJ.

Name                              Business Address                Title                               Citizenship
------------------------------    ------------------------------  ------------------------------      --------------------


Tobias Guldimann                  Paradeplatz 8, CH-8070,         Non-Executive Director              Swiss
                                  Zurich
                                  Switzerland

Ian Christopher Carter            One Cabot Square,               Director                            Canadian
                                  London E14 4QJ,
                                  Great Britain

James Kreitman                    One Cabot Square,               Director                            United States
                                  London E14 4QJ,
                                  Great Britain

James Henry Leigh-Pemberton       One Cabot Square,               Director                            British
                                  London E14 4QJ,
                                  Great Britain

Costas P. Michaelides             One Cabot Square,               Director                            United States
                                  London E14 4QJ,
                                  Great Britain

Trevor Charles Price              One Cabot Square,               Director                            British
                                  London E14 4QJ,
                                  Great Britain

Philip Keebler Ryan               Paradeplatz 8, CH-8070,         Non-Executive Director              United States
                                  Zurich
                                  Switzerland

Hector William Hepburn Sants      One Cabot Square,               Director                            British
                                  London E14 4QJ,
                                  Great Britain

Richard Edward Thornburgh         11 Madison Avenue,              Non-Executive Director              United States
                                  New York USA 10010

Kevin Lester Studd                One Cabot Square,               Compliance Officer                  British
                                  London E14 4QJ,
                                  Great Britain

Nicholas John Hornsey             One Cabot Square,               Company Secretary                   British
                                  London E14 4QJ,
                                  Great Britain

Nigel Paul Bretton                One Cabot Square,               Finance Officer                     British
                                  London E14 4QJ,
                                  Great Britain

                                  SCHEDULE A-10

                       EXECUTIVE OFFICERS AND DIRECTORS OF
                    CREDIT SUISSE FIRST BOSTON INTERNATIONAL

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston International. The business address of Credit Suisse First Boston International is One Cabot Square, London, UK, E14 4QJ.


Name                              Business Address                Title                               Citizenship
------------------------------    ------------------------------  ------------------------------      --------------------

Tobias Guldimann                  Paradeplatz 8, CH-8070,         Non-Executive Director              Swiss
                                  Zurich Switzerland

Ian Christopher Carter            One Cabot Square,               Director                            Canadian
                                  London E14 4QJ,
                                  Great Britain

James Kreitman                    One Cabot Square,               Director                            United States
                                  London E14 4QJ,
                                  Great Britain

James Henry Leigh-Pemberton       One Cabot Square,               Director                            British
                                  London E14 4QJ,
                                  Great Britain

Costas P Michaelides              One Cabot Square,               Director                            United States
                                  London E14 4QJ,
                                  Great Britain

Trevor Charles Price              One Cabot Square,               Director                            British
                                  London E14 4QJ,
                                  Great Britain

Philip Keebler Ryan               Paradeplatz 8, CH-8070,         Non-Executive Director              United States
                                  Zurich
                                  Switzerland

Hector William Hepburn Sants      One Cabot Square,               Non-Executive Director              British
                                  London E14 4QJ,
                                  Great Britain

Richard Edward Thornburgh         11 Madison Avenue,              Non-Executive Director              United States
                                  New York USA 10010

Graeme Russell                    One Cabot Square,               Compliance Officer                  British
                                  London E14 4QJ,
                                  Great Britain

Nicholas John Hornsey             One Cabot Square,               Company Secretary                   British
                                  London E14 4QJ,
                                  Great Britain

Nigel Paul Bretton                One Cabot Square,               Finance Officer                     British
                                  London E14 4QJ,
                                  Great Britain


                                  SCHEDULE A-11

                       EXECUTIVE OFFICERS AND DIRECTORS OF
                   CREDIT SUISSE FIRST BOSTON EQUITIES LIMITED

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston Equities Limited. The business address of Credit Suisse First Boston Equities Limited is One Cabot Square, London, UK, E14 4QJ.

Name                              Business Address                Title                               Citizenship
------------------------------    ------------------------------  ------------------------------      --------------------

Nigel Paul Bretton                One Cabot Square,               Director and Finance Officer        British
                                  London E14 4QJ,
                                  Great Britain

Stuart Craig Eden                 One Cabot Square,               Director                            New Zealand
                                  London E14 4QJ,
                                  Great Britain

James E. Kreitman                 One Cabot Square,               Director                            United States
                                  London E14 4QJ,
                                  Great Britain

Costas P. Michaelides             One Cabot Square,               Director                            United States
                                  London E14 4QJ,
                                  Great Britain

Hector W.H. Sants                 One Cabot Square,               Director                            British
                                  London E14 4QJ,
                                  Great Britain

Kevin Lester Studd                One Cabot Square,               Director and Compliance Officer     British
                                  London E14 4QJ,
                                  Great Britain

                                   Schedule B

The following table lists all trades effected by the Reporting Person in the Company's Shares. All Share trades were effected in ordinary trading on the London Stock Exchange.

Date            Entity                 Buy/Sell        Quantity     Price (GBP)
----            ------                 --------        --------     -----------
OCT 22 2003     CSFB-E                 Sell            123100          7.3819
OCT 22 2003     CSFB-E                 Sell            125000        7.392349
OCT 22 2003     CSFB-E                 Sell            250000             7.4
OCT 22 2003     CSFB-E                 Sell            100000           7.405
OCT 22 2003     CSFB Equities          Buy             123100          7.3819
OCT 22 2003     CSFB Equities          Buy             202235            7.39
OCT 22 2003     CSFB Equities          Buy              86672            7.39
OCT 22 2003     CSFB Equities          Buy             125000        7.392349
OCT 22 2003     CSFB Equities          Buy               2500          7.3955
OCT 22 2003     CSFB Equities          Buy             582500          7.3955
OCT 22 2003     CSFB Equities          Buy               9000          7.3955
OCT 22 2003     CSFB Equities          Buy               2500          7.3955
OCT 22 2003     CSFB Equities          Buy               3500          7.3955
OCT 22 2003     CSFB Equities          Buy               2500          7.3955
OCT 22 2003     CSFB Equities          Buy             501686        7.398777
OCT 22 2003     CSFB Equities          Buy             250000             7.4
OCT 22 2003     CSFB Equities          Buy              58800          7.4011
OCT 22 2003     CSFB Equities          Buy             100000           7.405
OCT 22 2003     CSFB Equities          Buy             100000          7.4311
OCT 22 2003     CSFB LLC               Sell            600000          7.3955
OCT 22 2003     CSFB LLC               Buy             582500          7.3955
OCT 22 2003     CSFB LLC               Buy               2500          7.3955
OCT 22 2003     CSFB LLC               Buy               2500          7.3955
OCT 22 2003     CSFB LLC               Buy               3500          7.3955
OCT 22 2003     CSFB LLC               Buy               9000          7.3955
OCT 23 2003     CSFB-E                 Sell            350000           7.373
OCT 23 2003     CSFB-E                 Sell            100000            7.38
OCT 23 2003     CSFB-E                 Sell             50000            7.38
OCT 23 2003     CSFB-E                 Sell             50000            7.39
OCT 23 2003     CSFB-E                 Buy              10300        7.417905
OCT 23 2003     CSFB Equities          Buy              58000            7.37
OCT 23 2003     CSFB Equities          Buy              58000            7.37
OCT 23 2003     CSFB Equities          Buy              13000         7.37137
OCT 23 2003     CSFB Equities          Buy             350000           7.373
OCT 23 2003     CSFB Equities          Buy             350000           7.373
OCT 23 2003     CSFB Equities          Buy               2500          7.3765
OCT 23 2003     CSFB Equities          Buy             534500          7.3765
OCT 23 2003     CSFB Equities          Buy               2000          7.3765
OCT 23 2003     CSFB Equities          Buy               3000          7.3765
OCT 23 2003     CSFB Equities          Buy               8000          7.3765
OCT 23 2003     CSFB Equities          Buy               2500          7.3765
OCT 23 2003     CSFB Equities          Sell            500845        7.378778
OCT 23 2003     CSFB Equities          Buy             100000            7.38
OCT 23 2003     CSFB Equities          Buy              50000            7.38
OCT 23 2003     CSFB Equities          Buy             100000            7.38
OCT 23 2003     CSFB Equities          Buy              50000            7.38
OCT 23 2003     CSFB Equities          Sell            358216          7.3811
OCT 23 2003     CSFB Equities          Buy             250000         7.38237
OCT 23 2003     CSFB Equities          Buy             250000         7.38237
OCT 23 2003     CSFB Equities          Buy              50000         7.38738
OCT 23 2003     CSFB Equities          Buy              50000            7.39
OCT 23 2003     CSFB Equities          Buy              50000            7.39
OCT 23 2003     CSFB Equities          Buy             100000         7.39107
OCT 23 2003     CSFB LLC               Sell            550000          7.3765
OCT 23 2003     CSFB LLC               Buy               8000          7.3765
OCT 23 2003     CSFB LLC               Buy             534500          7.3765
OCT 23 2003     CSFB LLC               Buy               2500          7.3765
OCT 23 2003     CSFB LLC               Buy               2000          7.3765
OCT 23 2003     CSFB LLC               Buy               3000          7.3765
OCT 24 2003     CSFB-E                 Sell            500000            7.34
OCT 24 2003     CSFB-E                 Sell            100000            7.34
OCT 24 2003     CSFB-E                 Sell             30950            7.35
OCT 24 2003     CSFB-E                 Sell            100000            7.35
OCT 24 2003     CSFB Equities          Buy             100000            7.34
OCT 24 2003     CSFB Equities          Buy             500000            7.34
OCT 24 2003     CSFB Equities          Buy              16500          7.3407
OCT 24 2003     CSFB Equities          Buy               3000          7.3407
OCT 24 2003     CSFB Equities          Buy             664000          7.3407
OCT 24 2003     CSFB Equities          Buy               3000          7.3407
OCT 24 2003     CSFB Equities          Buy               4000          7.3407
OCT 24 2003     CSFB Equities          Buy               9500          7.3407
OCT 24 2003     CSFB Equities          Buy              16500          7.3407
OCT 24 2003     CSFB Equities          Buy               3000          7.3407
OCT 24 2003     CSFB Equities          Sell            410550        7.345931
OCT 24 2003     CSFB Equities          Sell           1000000          7.3473
OCT 24 2003     CSFB Equities          Sell           1000000         7.34734
OCT 24 2003     CSFB Equities          Buy              30950            7.35
OCT 24 2003     CSFB Equities          Buy             100000            7.35
OCT 24 2003     CSFB Equities          Buy             100000          7.3511
OCT 24 2003     CSFB Equities          Buy               1824           7.355
OCT 24 2003     CSFB Equities          Sell              2290           7.355
OCT 24 2003     CSFB Equities          Sell             65286           7.355
OCT 24 2003     CSFB Equities          Buy             100000        7.356017
OCT 24 2003     CSFB Equities          Buy               3361        7.356349
OCT 24 2003     CSFB Equities          Buy             135000         7.35635
OCT 24 2003     CSFB Equities          Buy             135000         7.35635
OCT 24 2003     CSFB LLC               Sell             16500          7.3407
OCT 24 2003     CSFB LLC               Sell              4000          7.3407
OCT 24 2003     CSFB LLC               Sell              3000          7.3407
OCT 24 2003     CSFB LLC               Sell              3000          7.3407
OCT 24 2003     CSFB LLC               Sell            664000          7.3407
OCT 24 2003     CSFB LLC               Sell              9500          7.3407
OCT 24 2003     CSFB LLC               Buy              16500          7.3407
OCT 24 2003     CSFB LLC               Buy               4000          7.3407
OCT 24 2003     CSFB LLC               Buy               3000          7.3407
OCT 24 2003     CSFB LLC               Buy               3000          7.3407
OCT 24 2003     CSFB LLC               Buy             664000          7.3407
OCT 24 2003     CSFB LLC               Buy               9500          7.3407
OCT 24 2003     CSFB LLC               Sell              1824           7.355
OCT 24 2003     CSFB LLC               Buy               1824           7.355
OCT 27 2003     CSFB-E                 Sell            100000            7.35
OCT 27 2003     CSFB-E                 Sell            200000            7.36
OCT 27 2003     CSFB-E                 Sell            100000          7.3625
OCT 27 2003     CSFB Equities          Buy               5000            7.34
OCT 27 2003     CSFB Equities          Buy             100000            7.35
OCT 27 2003     CSFB Equities          Buy               9000          7.3581
OCT 27 2003     CSFB Equities          Buy               1500          7.3581
OCT 27 2003     CSFB Equities          Buy             380000          7.3581
OCT 27 2003     CSFB Equities          Buy               1500          7.3581
OCT 27 2003     CSFB Equities          Buy               2500          7.3581
OCT 27 2003     CSFB Equities          Buy               5500          7.3581
OCT 27 2003     CSFB Equities          Buy               9000          7.3581
OCT 27 2003     CSFB Equities          Buy               1500          7.3581
OCT 27 2003     CSFB Equities          Sell            819574         7.35819
OCT 27 2003     CSFB Equities          Buy             200000            7.36
OCT 27 2003     CSFB Equities          Buy             100000          7.3625
OCT 27 2003     CSFB Equities          Sell              3521        7.365001
OCT 27 2003     CSFB Equities          Buy             117700          7.3774
OCT 27 2003     CSFB LLC               Sell              5500          7.3581
OCT 27 2003     CSFB LLC               Sell            380000          7.3581
OCT 27 2003     CSFB LLC               Sell              1500          7.3581
OCT 27 2003     CSFB LLC               Sell              1500          7.3581
OCT 27 2003     CSFB LLC               Sell              2500          7.3581
OCT 27 2003     CSFB LLC               Sell              9000          7.3581
OCT 27 2003     CSFB LLC               Buy               5500          7.3581
OCT 27 2003     CSFB LLC               Buy             380000          7.3581
OCT 27 2003     CSFB LLC               Buy               1500          7.3581
OCT 27 2003     CSFB LLC               Buy               1500          7.3581
OCT 27 2003     CSFB LLC               Buy               2500          7.3581
OCT 27 2003     CSFB LLC               Buy               9000          7.3581
OCT 27 2003     CSFB LLC               Buy               3521           7.365
OCT 27 2003     CSFB LLC               Sell              3521           7.365
OCT 28 2003     CSFB-E                 Buy               5000           7.345
OCT 28 2003     CSFB-E                 Sell            750000            7.35
OCT 28 2003     CSFB-E                 Sell            250000            7.35
OCT 28 2003     CSFB-E                 Sell            250000            7.36
OCT 28 2003     CSFB Equities          Sell            834698        7.349148
OCT 28 2003     CSFB Equities          Buy             250000            7.35
OCT 28 2003     CSFB Equities          Buy             750000            7.35
OCT 28 2003     CSFB Equities          Buy               4500            7.35
OCT 28 2003     CSFB Equities          Buy               1000            7.35
OCT 28 2003     CSFB Equities          Buy               5000            7.35
OCT 28 2003     CSFB Equities          Buy             185000            7.35
OCT 28 2003     CSFB Equities          Buy               1000            7.35
OCT 28 2003     CSFB Equities          Buy               1000            7.35
OCT 28 2003     CSFB Equities          Buy               2500            7.35
OCT 28 2003     CSFB Equities          Buy               4500            7.35
OCT 28 2003     CSFB Equities          Buy               1000            7.35
OCT 28 2003     CSFB Equities          Buy               5000            7.35
OCT 28 2003     CSFB Equities          Buy             250000            7.36
OCT 28 2003     CSFB Equities          Sell            100000           7.361
OCT 28 2003     CSFB Equities          Buy               3485        7.371039
OCT 28 2003     CSFB LLC               Sell            185000            7.35
OCT 28 2003     CSFB LLC               Sell              1000            7.35
OCT 28 2003     CSFB LLC               Sell              1000            7.35
OCT 28 2003     CSFB LLC               Sell              1000            7.35
OCT 28 2003     CSFB LLC               Sell              4500            7.35
OCT 28 2003     CSFB LLC               Sell              5000            7.35
OCT 28 2003     CSFB LLC               Sell              2500            7.35
OCT 28 2003     CSFB LLC               Buy             185000            7.35
OCT 28 2003     CSFB LLC               Buy               1000            7.35
OCT 28 2003     CSFB LLC               Buy               1000            7.35
OCT 28 2003     CSFB LLC               Buy               1000            7.35
OCT 28 2003     CSFB LLC               Buy               4500            7.35
OCT 28 2003     CSFB LLC               Buy               5000            7.35
OCT 28 2003     CSFB LLC               Buy               2500            7.35
OCT 29 2003     CSFB-E                 Sell           1252207         7.34027
OCT 29 2003     CSFB Equities          Buy            1252207         7.34027
OCT 29 2003     CSFB Equities          Buy              13800          7.3403
OCT 29 2003     CSFB Equities          Buy               2500          7.3403
OCT 29 2003     CSFB Equities          Buy              15000          7.3403
OCT 29 2003     CSFB Equities          Buy             575363          7.3403
OCT 29 2003     CSFB Equities          Buy               2200          7.3403
OCT 29 2003     CSFB Equities          Buy               3400          7.3403
OCT 29 2003     CSFB Equities          Buy               8326          7.3403
OCT 29 2003     CSFB Equities          Buy              13800          7.3403
OCT 29 2003     CSFB Equities          Buy               2500          7.3403
OCT 29 2003     CSFB Equities          Buy              15000          7.3403
OCT 29 2003     CSFB Equities          Buy             108371          7.3435
OCT 29 2003     CSFB Equities          Buy               5000         7.34454
OCT 29 2003     CSFB Equities          Buy             308648        7.345222
OCT 29 2003     CSFB Equities          Sell            300000          7.3473
OCT 29 2003     CSFB Equities          Sell            300000         7.34734
OCT 29 2003     CSFB Equities          Sell            300000           7.351
OCT 29 2003     CSFB Equities          Buy             200000           7.351
OCT 29 2003     CSFB Equities          Sell              5829        7.366511
OCT 29 2003     CSFB Equities          Buy             100000         7.37104
OCT 29 2003     CSFB LLC               Sell            575363          7.3403
OCT 29 2003     CSFB LLC               Sell              8326          7.3403
OCT 29 2003     CSFB LLC               Sell              2500          7.3403
OCT 29 2003     CSFB LLC               Sell              2200          7.3403
OCT 29 2003     CSFB LLC               Sell              3400          7.3403
OCT 29 2003     CSFB LLC               Sell             13800          7.3403
OCT 29 2003     CSFB LLC               Sell             15000          7.3403
OCT 29 2003     CSFB LLC               Buy             575363          7.3403
OCT 29 2003     CSFB LLC               Buy               8326          7.3403
OCT 29 2003     CSFB LLC               Buy               2500          7.3403
OCT 29 2003     CSFB LLC               Buy               2200          7.3403
OCT 29 2003     CSFB LLC               Buy               3400          7.3403
OCT 29 2003     CSFB LLC               Buy              13800          7.3403
OCT 29 2003     CSFB LLC               Buy              15000          7.3403
OCT 30 2003     CSFB Equities          Sell            106084        7.337919
OCT 30 2003     CSFB Equities          Buy             500000           7.349
OCT 30 2003     CSFB Equities          Sell            100000           7.356
OCT 30 2003     CSFB Equities          Buy                901            7.36
OCT 31 2003     CSFB Equities          Buy             234015           7.335
OCT 31 2003     CSFB Equities          Buy             500000          7.3415
OCT 31 2003     CSFB Equities          Sell            897074        7.350232
OCT 31 2003     CSFB Equities          Sell            100000           7.351
OCT 31 2003     CSFB Equities          Buy             653000         7.35299
OCT 31 2003     CSFB LLC               Buy             653000         7.35299
OCT 31 2003     CSFB LLC               Sell            653000         7.35299
NOV 03 2003     CSFB Equities          Buy             850000           7.324
NOV 03 2003     CSFB Equities          Sell            391631        7.334397
NOV 03 2003     CSFB Equities          Buy              53648           7.346
NOV 03 2003     CSFB Equities          Buy              53648        7.346003
NOV 04 2003     CSFB Equities          Sell             50000          7.3375
NOV 04 2003     CSFB Equities          Buy               3203            7.34
NOV 04 2003     CSFB Equities          Buy              45427            7.34
NOV 04 2003     CSFB Equities          Buy              45427            7.34
NOV 04 2003     CSFB Equities          Buy              50000           7.346
NOV 04 2003     CSFB Equities          Buy             150000          7.3493
NOV 04 2003     CSFB Equities          Buy             523651        7.350271
NOV 04 2003     CSFB Equities          Buy             353100          7.3527
NOV 04 2003     CSFB Equities          Buy               8650        7.362712
NOV 05 2003     CSFB Equities          Buy             154212            7.34
NOV 05 2003     CSFB Equities          Buy             159316            7.34
NOV 05 2003     CSFB Equities          Buy               5104            7.34
NOV 05 2003     CSFB Equities          Buy               9900         7.34287
NOV 05 2003     CSFB Equities          Buy               3400        7.342871
NOV 05 2003     CSFB Equities          Buy             100000        7.346002
NOV 05 2003     CSFB Equities          Buy               4532        7.346002
NOV 05 2003     CSFB Equities          Buy             235400         7.35101
NOV 05 2003     CSFB Equities          Buy             100000         7.35101
NOV 05 2003     CSFB Equities          Sell             89387        7.351661
NOV 05 2003     CSFB Equities          Buy             100000         7.35602
NOV 05 2003     CSFB LLC               Buy             154212            7.34
NOV 05 2003     CSFB LLC               Buy               5104            7.34
NOV 05 2003     CSFB LLC               Sell              5104            7.34
NOV 05 2003     CSFB LLC               Sell            154212            7.34
NOV 06 2003     CSFB Equities          Sell             21200            7.34
NOV 06 2003     CSFB Equities          Sell             10800            7.34
NOV 06 2003     CSFB Equities          Buy             152173        7.348807
NOV 06 2003     CSFB Equities          Buy             200000        7.361025
NOV 06 2003     CSFB Equities          Buy              36425        7.361025
NOV 06 2003     CSFB LLC               Sell             21200            7.34
NOV 06 2003     CSFB LLC               Sell             10800            7.34
NOV 06 2003     CSFB LLC               Buy              21200            7.34
NOV 06 2003     CSFB LLC               Buy              10800            7.34
NOV 07 2003     CSFB Equities          Buy                500           7.365
NOV 07 2003     CSFB Equities          Buy             207000           7.375
NOV 07 2003     CSFB Equities          Buy              29000           7.375
NOV 07 2003     CSFB Equities          Sell               477         7.37501
NOV 07 2003     CSFB Equities          Sell            186000           7.381
NOV 07 2003     CSFB Equities          Buy               2300           7.385
NOV 07 2003     CSFB Equities          Buy            1000000          7.3926
NOV 07 2003     CSFB Equities          Sell           1152336        7.399204
NOV 07 2003     CSFB Equities          Buy            1000000             7.4
NOV 10 2003     CSFB Equities          Sell              3191            7.39
NOV 10 2003     CSFB Equities          Sell              5760            7.39
NOV 10 2003     CSFB Equities          Sell              5760            7.39
NOV 10 2003     CSFB Equities          Buy              14943        7.395227
NOV 10 2003     CSFB Equities          Buy                  2             7.4
NOV 11 2003     CSFB-E                 Buy               6300         7.37625
NOV 11 2003     CSFB Equities          Buy             119505        7.376258
NOV 11 2003     CSFB Equities          Buy             100000          7.3774
NOV 11 2003     CSFB Equities          Buy             100000          7.3774
NOV 11 2003     CSFB Equities          Buy             100000        7.381055
NOV 11 2003     CSFB Equities          Buy             100000         7.38606
NOV 11 2003     CSFB Equities          Buy             100000         7.38606
NOV 11 2003     CSFB Equities          Buy              10068         7.38606
NOV 12 2003     CSFB Equities          Buy              16436         7.38331
NOV 12 2003     CSFB Equities          Buy            1038426        7.383846
NOV 12 2003     CSFB Equities          Sell           1100000           7.395
NOV 13 2003     CSFB Equities          Buy               1207        7.395004
NOV 13 2003     CSFB Equities          Buy             873619        7.397797
NOV 13 2003     CSFB Equities          Buy             250000          7.4074
NOV 13 2003     CSFB Equities          Sell            890035          7.4089
NOV 13 2003     CSFB Equities          Buy             450000          7.4108
NOV 14 2003     CSFB Equities          Sell              1212           7.385
NOV 14 2003     CSFB Equities          Buy                419        7.385012
NOV 14 2003     CSFB Equities          Buy             750000            7.39
NOV 14 2003     CSFB Equities          Sell           1462244          7.3924
NOV 14 2003     CSFB Equities          Buy              21191          7.3924
NOV 14 2003     CSFB Equities          Buy              47100          7.3924
NOV 14 2003     CSFB Equities          Buy              57500          7.3924
NOV 14 2003     CSFB Equities          Buy             116976          7.3924
NOV 14 2003     CSFB Equities          Buy             326129          7.3924
NOV 14 2003     CSFB Equities          Buy              39182          7.3924
NOV 14 2003     CSFB Equities          Buy              84182          7.3924
NOV 14 2003     CSFB Equities          Buy              23515          7.3924
NOV 14 2003     CSFB Equities          Buy             295000          7.3924
NOV 14 2003     CSFB Equities          Buy              46977          7.3924
NOV 14 2003     CSFB Equities          Buy             261988          7.3924
NOV 14 2003     CSFB Equities          Buy              28450          7.3924
NOV 14 2003     CSFB Equities          Buy              39224          7.3924
NOV 14 2003     CSFB Equities          Buy              13420          7.3924
NOV 14 2003     CSFB Equities          Buy               5400          7.3924
NOV 14 2003     CSFB Equities          Buy              43210          7.3924
NOV 14 2003     CSFB Equities          Buy              84182          7.3924
NOV 14 2003     CSFB Equities          Buy              12800          7.3924
NOV 14 2003     CSFB Equities          Buy             712244          7.3949
NOV 14 2003     CSFB Equities          Buy             160000           7.395
NOV 14 2003     CSFB Equities          Buy             460000           7.395
NOV 14 2003     CSFB Equities          Buy                400           7.395
NOV 14 2003     CSFB Equities          Buy               6731          7.3975
NOV 14 2003     CSFB Equities          Sell            369068        7.397714
NOV 14 2003     CSFB Equities          Sell            250000          7.4011
NOV 14 2003     CSFB Equities          Sell            250000          7.4011
NOV 14 2003     CSFB Equities          Sell            100000          7.4061
NOV 14 2003     CSFB-INT               Buy               1212           7.385
NOV 14 2003     CSFB LLC               Sell             43210          7.3924
NOV 14 2003     CSFB LLC               Sell             12800          7.3924
NOV 14 2003     CSFB LLC               Buy              43210          7.3924
NOV 14 2003     CSFB LLC               Buy              12800          7.3924
NOV 14 2003     CSFB LLC               Sell              5400           7.392
NOV 14 2003     CSFB LLC               Sell             13420           7.392
NOV 14 2003     CSFB LLC               Sell             21191           7.392
NOV 14 2003     CSFB LLC               Sell             23515           7.392
NOV 14 2003     CSFB LLC               Sell             28450           7.392
NOV 14 2003     CSFB LLC               Sell             39182           7.392
NOV 14 2003     CSFB LLC               Sell             39224           7.392
NOV 14 2003     CSFB LLC               Sell             46977           7.392
NOV 14 2003     CSFB LLC               Sell             47100           7.392
NOV 14 2003     CSFB LLC               Sell             84182           7.392
NOV 14 2003     CSFB LLC               Sell             57500           7.392
NOV 14 2003     CSFB LLC               Sell            116976           7.392
NOV 14 2003     CSFB LLC               Sell            261988           7.392
NOV 14 2003     CSFB LLC               Sell            295000           7.392
NOV 14 2003     CSFB LLC               Sell            326129           7.392
NOV 14 2003     CSFB LLC               Buy               5400           7.392
NOV 14 2003     CSFB LLC               Buy              13420           7.392
NOV 14 2003     CSFB LLC               Buy              21191           7.392
NOV 14 2003     CSFB LLC               Buy              23515           7.392
NOV 14 2003     CSFB LLC               Buy              28450           7.392
NOV 14 2003     CSFB LLC               Buy              39182           7.392
NOV 14 2003     CSFB LLC               Buy              39224           7.392
NOV 14 2003     CSFB LLC               Buy              46977           7.392
NOV 14 2003     CSFB LLC               Buy              47100           7.392
NOV 14 2003     CSFB LLC               Buy              84182           7.392
NOV 14 2003     CSFB LLC               Buy              57500           7.392
NOV 14 2003     CSFB LLC               Buy             116976           7.392
NOV 14 2003     CSFB LLC               Buy             261988           7.392
NOV 14 2003     CSFB LLC               Buy             295000           7.392
NOV 14 2003     CSFB LLC               Buy             326129           7.392
NOV 17 2003     CSFB Equities          Sell             50000          7.3876
NOV 17 2003     CSFB Equities          Sell              5241        7.389309
NOV 17 2003     CSFB Equities          Buy               1400            7.39
NOV 17 2003     CSFB Equities          Buy             201831        7.390722
NOV 17 2003     CSFB Equities          Sell              1000           7.395
NOV 18 2003     CSFB Equities          Buy               3000             7.4
NOV 18 2003     CSFB Equities          Buy             250000          7.4126
NOV 18 2003     CSFB Equities          Buy             551281         7.42069
NOV 18 2003     CSFB Equities          Sell            550000          7.4229
NOV 18 2003     CSFB Equities          Buy             529800        7.438089
NOV 18 2003     CSFB Equities          Buy               9183        7.438089
NOV 18 2003     CSFB Equities          Buy             529800         7.43809
NOV 19 2003     CSFB Equities          Buy               8976        7.446037
NOV 19 2003     CSFB Equities          Buy               7273        7.457599
NOV 19 2003     CSFB Equities          Buy             623935          7.4576
NOV 19 2003     CSFB Equities          Buy             804182          7.4576
NOV 19 2003     CSFB Equities          Sell            426660        7.474111
NOV 19 2003     CSFB Equities          Sell            144424            7.49
NOV 20 2003     CSFB Equities          Buy                 15        7.465333
NOV 20 2003     CSFB Equities          Buy             120000          7.4752
NOV 20 2003     CSFB Equities          Buy             360000          7.4752
NOV 20 2003     CSFB Equities          Buy                 53            7.48
NOV 20 2003     CSFB Equities          Buy             595100         7.48468
NOV 20 2003     CSFB Equities          Buy             595100        7.484681
NOV 20 2003     CSFB Equities          Sell            187112        7.486863
NOV 21 2003     CSFB Equities          Buy               5454           7.465
NOV 21 2003     CSFB Equities          Buy              12484           7.465
NOV 21 2003     CSFB Equities          Buy               2218           7.465
NOV 21 2003     CSFB Equities          Buy              25967           7.465
NOV 21 2003     CSFB Equities          Buy               9221        7.465001
NOV 21 2003     CSFB Equities          Buy               4125        7.465001
NOV 21 2003     CSFB Equities          Buy             120479          7.4664
NOV 21 2003     CSFB Equities          Buy              98731          7.4664
NOV 21 2003     CSFB Equities          Buy             120479          7.4664
NOV 21 2003     CSFB Equities          Buy             120479          7.4664
NOV 21 2003     CSFB Equities          Buy              57770            7.47
NOV 21 2003     CSFB Equities          Sell            732710        7.483716
NOV 21 2003     CSFB Equities          Buy              27000            7.49
NOV 21 2003     CSFB Equities          Buy              41800             7.5
NOV 21 2003     CSFB Equities          Buy              40016             7.5
NOV 21 2003     CSFB Equities          Buy              40016             7.5
NOV 24 2003     CSFB-E                 Buy               8300         7.54875
NOV 24 2003     CSFB Equities          Buy              15000          7.4875
NOV 24 2003     CSFB Equities          Sell            144424            7.49
NOV 24 2003     CSFB Equities          Buy               6539        7.495001
NOV 24 2003     CSFB Equities          Buy             123540        7.497942
NOV 24 2003     CSFB Equities          Buy               8000             7.5
NOV 24 2003     CSFB Equities          Buy              59839          7.5015
NOV 24 2003     CSFB Equities          Buy              57284          7.5015
NOV 24 2003     CSFB Equities          Buy              57284          7.5015
NOV 25 2003     CSFB-E                 Sell              9000          7.4887
NOV 25 2003     CSFB-E                 Sell               500         7.49645
NOV 25 2003     CSFB-E                 Sell             91050             7.5
NOV 25 2003     CSFB-E                 Sell             91050             7.5
NOV 25 2003     CSFB Equities          Buy              12000          7.4999
NOV 25 2003     CSFB Equities          Buy             408647             7.5
NOV 25 2003     CSFB Equities          Buy              91050             7.5
NOV 25 2003     CSFB Equities          Buy              98320             7.5
NOV 25 2003     CSFB Equities          Buy              91050             7.5
NOV 25 2003     CSFB Equities          Sell            165542        7.505024
NOV 25 2003     CSFB Equities          Buy               4989            7.51
NOV 25 2003     CSFB Equities          Buy               4777            7.51
NOV 25 2003     CSFB Equities          Buy               4777            7.51
NOV 25 2003     CSFB Equities          Sell            100000          7.5113
NOV 26 2003     CSFB-E                 Sell            126625          7.5014
NOV 26 2003     CSFB Equities          Sell             92564        7.485109
NOV 26 2003     CSFB Equities          Buy             337000             7.5
NOV 26 2003     CSFB Equities          Buy              46000             7.5
NOV 26 2003     CSFB Equities          Buy             126625          7.5014
NOV 26 2003     CSFB Equities          Sell             10711         7.51059
NOV 26 2003     CSFB Equities          Buy              37353          7.5148
NOV 26 2003     CSFB Equities          Buy              35758          7.5148
NOV 26 2003     CSFB Equities          Buy              35758          7.5148
NOV 26 2003     CSFB Equities          Sell               786           7.515
NOV 26 2003     CSFB Equities          Sell            500000          7.5188
NOV 26 2003     CSFB Equities          Sell            235000            7.52
NOV 27 2003     CSFB Equities          Sell              2976         7.51664
NOV 28 2003     CSFB-E                 Sell            215200          7.5054
NOV 28 2003     CSFB Equities          Sell            125611        7.495543
NOV 28 2003     CSFB Equities          Buy             140781             7.5
NOV 28 2003     CSFB Equities          Buy               6086             7.5
NOV 28 2003     CSFB Equities          Buy              43302             7.5
NOV 28 2003     CSFB Equities          Buy             215200          7.5054
NOV 28 2003     CSFB Equities          Buy                800        7.507238
NOV 28 2003     CSFB Equities          Buy               1279         7.50724
NOV 28 2003     CSFB Equities          Buy               4753         7.50724
NOV 28 2003     CSFB Equities          Buy               4753         7.50724
NOV 28 2003     CSFB Equities          Buy                516        7.507248
NOV 28 2003     CSFB Equities          Buy              20000         7.50755
NOV 28 2003     CSFB Equities          Sell             70000          7.5113
NOV 28 2003     CSFB Equities          Buy               1124        7.513479
NOV 28 2003     CSFB Equities          Buy                219            7.53
NOV 28 2003     CSFB Equities          Buy               3462            7.53
NOV 28 2003     CSFB Equities          Buy                988            7.53
NOV 28 2003     CSFB Equities          Buy               2226            7.53
NOV 28 2003     CSFB Equities          Buy                248            7.53
NOV 28 2003     CSFB Equities          Buy               7153            7.53
NOV 28 2003     CSFB Equities          Sell            150000          7.5413
NOV 28 2003     CSFB Equities          Sell            150000          7.5451
DEC 01 2003     CSFB Equities          Sell              6179            7.56
DEC 01 2003     CSFB Equities          Sell             25560         7.56434
DEC 02 2003     CSFB-E                 Buy               9800            7.62
DEC 02 2003     CSFB Equities          Buy              93988          7.5533
DEC 02 2003     CSFB Equities          Buy              93988          7.5533
DEC 02 2003     CSFB Equities          Buy              30269           7.555
DEC 02 2003     CSFB Equities          Buy               7530           7.555
DEC 02 2003     CSFB Equities          Sell            585000         7.55616
DEC 02 2003     CSFB Equities          Buy               2926           7.565
DEC 02 2003     CSFB Equities          Buy             294300         7.58135
DEC 02 2003     CSFB Equities          Buy              85644        7.648459
DEC 03 2003     CSFB Equities          Buy             577968            7.65
DEC 03 2003     CSFB Equities          Buy             276800          7.6556
DEC 03 2003     CSFB Equities          Buy              89933         7.65585
DEC 04 2003     CSFB Equities          Buy             500000          7.6303
DEC 04 2003     CSFB Equities          Buy              14737         7.63255
DEC 04 2003     CSFB Equities          Buy               3004         7.63255
DEC 04 2003     CSFB Equities          Buy               3337         7.63255
DEC 04 2003     CSFB Equities          Buy              14737         7.63255
DEC 04 2003     CSFB Equities          Buy               3004         7.63255
DEC 04 2003     CSFB Equities          Buy               3337         7.63255
DEC 04 2003     CSFB Equities          Sell            344821        7.640933
DEC 05 2003     CSFB Equities          Sell              3052        7.535963
DEC 05 2003     CSFB Equities          Sell            100000           7.615
DEC 05 2003     CSFB Equities          Buy              12000            7.62
DEC 05 2003     CSFB Equities          Buy             100000          7.6265
DEC 08 2003     CSFB-E                 Sell            110000           7.605
DEC 08 2003     CSFB-E                 Sell            140000            7.61
DEC 08 2003     CSFB-E                 Sell            110000            7.61
DEC 08 2003     CSFB-E                 Sell            133600          7.6115
DEC 08 2003     CSFB-E                 Sell            150000           7.615
DEC 08 2003     CSFB-E                 Sell            150000           7.615
DEC 08 2003     CSFB-E                 Sell            190000          7.6175
DEC 08 2003     CSFB-E                 Sell            142000          7.6225
DEC 08 2003     CSFB Equities          Buy             110000           7.605
DEC 08 2003     CSFB Equities          Buy             140000            7.61
DEC 08 2003     CSFB Equities          Buy             110000            7.61
DEC 08 2003     CSFB Equities          Buy             133600          7.6115
DEC 08 2003     CSFB Equities          Buy             150000           7.615
DEC 08 2003     CSFB Equities          Sell            665602        7.617042
DEC 08 2003     CSFB Equities          Buy             190000          7.6175
DEC 08 2003     CSFB Equities          Buy             142000          7.6225
DEC 08 2003     CSFB Equities          Sell            250000          7.6238
DEC 08 2003     CSFB Equities          Sell            250000         7.62571
DEC 09 2003     CSFB-E                 Sell            150000          7.6144
DEC 09 2003     CSFB-E                 Sell            100000          7.6185
DEC 09 2003     CSFB-E                 Sell            100000          7.6195
DEC 09 2003     CSFB-E                 Sell             50000          7.6216
DEC 09 2003     CSFB-E                 Sell             75000           7.625
DEC 09 2003     CSFB-E                 Sell            100000           7.625
DEC 09 2003     CSFB-E                 Sell            150000          7.6259
DEC 09 2003     CSFB-E                 Sell             92065            7.63
DEC 09 2003     CSFB-E                 Buy             556738        7.630218
DEC 09 2003     CSFB-E                 Sell            556738        7.630218
DEC 09 2003     CSFB-E                 Sell            556738        7.630218
DEC 09 2003     CSFB-E                 Sell            556738         7.63022
DEC 09 2003     CSFB Equities          Buy             150000          7.6144
DEC 09 2003     CSFB Equities          Buy             100000          7.6185
DEC 09 2003     CSFB Equities          Buy             100000          7.6195
DEC 09 2003     CSFB Equities          Buy                150            7.62
DEC 09 2003     CSFB Equities          Buy              50000          7.6216
DEC 09 2003     CSFB Equities          Buy              50000          7.6216
DEC 09 2003     CSFB Equities          Buy              75000           7.625
DEC 09 2003     CSFB Equities          Buy             100000           7.625
DEC 09 2003     CSFB Equities          Buy             150000          7.6259
DEC 09 2003     CSFB Equities          Sell           1350164        7.626907
DEC 09 2003     CSFB Equities          Buy              92065            7.63
DEC 09 2003     CSFB Equities          Sell              1899            7.63
DEC 09 2003     CSFB Equities          Sell              6161            7.63
DEC 09 2003     CSFB Equities          Sell              6161            7.63
DEC 09 2003     CSFB Equities          Buy               8060            7.63
DEC 09 2003     CSFB Equities          Sell              6161            7.63
DEC 09 2003     CSFB Equities          Buy             556738        7.630218
DEC 09 2003     CSFB Equities          Buy             556738        7.630218
DEC 09 2003     CSFB Equities          Buy             168102            7.64
DEC 09 2003     CSFB Equities          Buy             168102            7.64
DEC 09 2003     CSFB Equities          Buy             557700         7.64362
DEC 09 2003     CSFB Equities          Buy             557700         7.64362
DEC 09 2003     CSFB Equities          Buy             100000          7.6535
DEC 09 2003     CSFB Equities          Sell               563            7.66
DEC 09 2003     CSFB Equities          Sell            150000          7.6765
DEC 10 2003     CSFB Equities          Buy             177592         7.65003
DEC 10 2003     CSFB Equities          Sell            350000        7.653571
DEC 10 2003     CSFB Equities          Sell            350000        7.655413
DEC 10 2003     CSFB Equities          Buy               1500          7.6575
DEC 10 2003     CSFB Equities          Buy               1800          7.6575
DEC 10 2003     CSFB Equities          Buy               3000          7.6575
DEC 10 2003     CSFB Equities          Buy             100000          7.6575
DEC 10 2003     CSFB Equities          Buy               8000          7.6575
DEC 10 2003     CSFB Equities          Buy              61100          7.6575
DEC 10 2003     CSFB Equities          Buy               3000          7.6575
DEC 10 2003     CSFB Equities          Buy             891202         7.65918
DEC 10 2003     CSFB Equities          Sell            500000            7.66
DEC 10 2003     CSFB Equities          Sell            100000            7.66
DEC 10 2003     CSFB Equities          Buy             100000          7.6615
DEC 10 2003     CSFB Equities          Sell            100000          7.6665
DEC 11 2003     CSFB Equities          Sell             10665          7.6475
DEC 11 2003     CSFB Equities          Buy              86695            7.65
DEC 11 2003     CSFB Equities          Buy             432168        7.654963
DEC 11 2003     CSFB Equities          Buy                850           7.655
DEC 12 2003     CSFB Equities          Buy               1443            7.65
DEC 12 2003     CSFB Equities          Sell             21067            7.65
DEC 12 2003     CSFB Equities          Sell             49443        7.664496
DEC 15 2003     CSFB-E                 Sell             29110           7.655
DEC 15 2003     CSFB Equities          Sell            151539        7.625837
DEC 15 2003     CSFB Equities          Sell             50000           7.645
DEC 15 2003     CSFB Equities          Sell             50000           7.645
DEC 15 2003     CSFB Equities          Buy              15700           7.645
DEC 15 2003     CSFB Equities          Buy              11100           7.645
DEC 15 2003     CSFB Equities          Buy              24000           7.645
DEC 15 2003     CSFB Equities          Buy              21500           7.645
DEC 15 2003     CSFB Equities          Buy              67612           7.645
DEC 15 2003     CSFB Equities          Buy              10000           7.645
DEC 15 2003     CSFB Equities          Buy              57103           7.645
DEC 15 2003     CSFB Equities          Buy               9800           7.645
DEC 15 2003     CSFB Equities          Buy               1200           7.645
DEC 15 2003     CSFB Equities          Buy              19400           7.645
DEC 15 2003     CSFB Equities          Buy              14900           7.645
DEC 15 2003     CSFB Equities          Buy              14700           7.645
DEC 15 2003     CSFB Equities          Buy              29300           7.645
DEC 15 2003     CSFB Equities          Buy              47741           7.645
DEC 15 2003     CSFB Equities          Buy               7200           7.645
DEC 15 2003     CSFB Equities          Buy              70500           7.645
DEC 15 2003     CSFB Equities          Buy             149624           7.645
DEC 15 2003     CSFB Equities          Buy             182660           7.645
DEC 15 2003     CSFB Equities          Buy              22300           7.645
DEC 15 2003     CSFB Equities          Buy             200000          7.6463
DEC 15 2003     CSFB Equities          Buy             200000          7.6463
DEC 15 2003     CSFB Equities          Sell            200000            7.65
DEC 15 2003     CSFB Equities          Sell              2751            7.65
DEC 15 2003     CSFB Equities          Buy              29110           7.655
DEC 15 2003     CSFB Equities          Sell            750000           7.655
DEC 15 2003     CSFB Equities          Sell            200000           7.659
DEC 15 2003     CSFB LLC               Buy             200000            7.65
DEC 15 2003     CSFB LLC               Sell            200000          7.6615
DEC 16 2003     CSFB Equities          Sell            700992         7.63717
DEC 16 2003     CSFB Equities          Sell            405000            7.64
DEC 16 2003     CSFB Equities          Buy               1400        7.640214
DEC 16 2003     CSFB Equities          Buy              10000        7.640216
DEC 16 2003     CSFB Equities          Buy              23600        7.640216
DEC 16 2003     CSFB Equities          Buy              23500        7.640216
DEC 16 2003     CSFB Equities          Buy              10900        7.640216
DEC 16 2003     CSFB Equities          Buy              51300        7.640216
DEC 16 2003     CSFB Equities          Buy              23000        7.640216
DEC 16 2003     CSFB Equities          Buy              15700        7.640216
DEC 16 2003     CSFB Equities          Buy              77000        7.640216
DEC 16 2003     CSFB Equities          Buy              76000        7.640216
DEC 16 2003     CSFB Equities          Buy              11600        7.640216
DEC 16 2003     CSFB Equities          Buy              24000        7.640216
DEC 16 2003     CSFB Equities          Buy               8700        7.640216
DEC 16 2003     CSFB Equities          Buy              13400        7.640216
DEC 16 2003     CSFB Equities          Buy              15700        7.640216
DEC 16 2003     CSFB Equities          Buy             104000        7.640216
DEC 16 2003     CSFB Equities          Buy               8200        7.640216
DEC 16 2003     CSFB Equities          Buy              12900        7.640216
DEC 16 2003     CSFB Equities          Buy              96100        7.640216
DEC 16 2003     CSFB Equities          Buy              29407        7.640216
DEC 16 2003     CSFB Equities          Buy               9600        7.640216
DEC 16 2003     CSFB Equities          Buy             313400        7.640216
DEC 16 2003     CSFB Equities          Buy              13400        7.640216
DEC 16 2003     CSFB Equities          Buy              62300        7.640216
DEC 16 2003     CSFB Equities          Buy               6800        7.640216
DEC 16 2003     CSFB Equities          Buy              11800        7.640216
DEC 16 2003     CSFB Equities          Buy               6200        7.640216
DEC 16 2003     CSFB Equities          Buy               8500        7.640216
DEC 16 2003     CSFB Equities          Buy               7500        7.640216
DEC 16 2003     CSFB Equities          Buy              28500        7.640216
DEC 16 2003     CSFB Equities          Buy              49200        7.640216
DEC 16 2003     CSFB Equities          Buy               5100        7.640216
DEC 16 2003     CSFB Equities          Sell             75000           7.645
DEC 16 2003     CSFB Equities          Buy               7700           7.645
DEC 16 2003     CSFB Equities          Buy              44600           7.645
DEC 16 2003     CSFB Equities          Buy              54240           7.645
DEC 16 2003     CSFB Equities          Buy              40421           7.645
DEC 16 2003     CSFB Equities          Buy             350000         7.64845
DEC 16 2003     CSFB Equities          Sell            150000            7.65
DEC 16 2003     CSFB Equities          Sell            150000            7.65
DEC 16 2003     CSFB Equities          Buy             100000         7.65146
DEC 17 2003     CSFB Equities          Buy             300000          7.6467
DEC 17 2003     CSFB Equities          Buy              62290         7.64752
DEC 17 2003     CSFB Equities          Buy              86695            7.65
DEC 17 2003     CSFB Equities          Buy              50000        7.656468
DEC 17 2003     CSFB Equities          Buy                233        7.658412
DEC 17 2003     CSFB Equities          Buy              68091        7.666646
DEC 18 2003     CSFB EQUITIES          Buy             23,172           7.648
DEC 18 2003     CSFB EQUITIES          Buy             17,294           7.648
DEC 18 2003     CSFB EQUITIES          Buy             80,306           7.648
DEC 18 2003     CSFB EQUITIES          Buy             17,294           7.648
DEC 18 2003     CSFB EQUITIES          Sell           301,258           7.649
DEC 18 2003     CSFB EQUITIES          Buy            825,600           7.650
DEC 18 2003     CSFB EQUITIES          Buy            174,400           7.650
DEC 18 2003     CSFB EQUITIES          Sell             5,350           7.645
DEC 18 2003     CSFB EQUITIES          Buy            500,000           7.665
DEC 18 2003     CSFB EQUITIES          Sell               315           7.645
DEC 19 2003     CSFB-E                 Sell           165,103           7.640
DEC 19 2003     CSFB EQUITIES          Buy            100,000           7.643
DEC 19 2003     CSFB EQUITIES          Buy            165,103           7.640
DEC 19 2003     CSFB EQUITIES          Buy            654,742           7.633
DEC 19 2003     CSFB EQUITIES          Buy                123           7.640
DEC 19 2003     CSFB EQUITIES          Buy                 73           7.630
DEC 19 2003     CSFB EQUITIES          Sell         1,000,000           7.635
DEC 19 2003     CSFB EQUITIES          Sell           200,000           7.635
DEC 19 2003     CSFB EQUITIES          Buy              5,014           7.630
DEC 19 2003     CSFB EQUITIES          Buy              1,008           7.630

The following table lists all trades effected by the Reporting Person in the Company's Shares. All Share trades were effected in ordinary trading on the Oslo Bors.

Date             Entity              Buy/Sell            Quantity   Price (NOK)
----             ------              --------            --------   -----------
OCT 22 2003      CSFB-E              Buy                 27500     87.6607
OCT 22 2003      CSFB-E              Buy                  2000     87.6607
OCT 22 2003      CSFB-E              Buy                109500     87.6607
OCT 22 2003      CSFB-E              Buy                 13000     87.6607
OCT 22 2003      CSFB-E              Buy                 15000     87.6607
OCT 22 2003      CSFB-E              Buy                  2000     87.6607
OCT 22 2003      CSFB-E              Buy                  8500     87.6607
OCT 22 2003      CSFB-E              Buy                  5000     87.6607
OCT 22 2003      CSFB-E              Buy                 38500     87.6607
OCT 22 2003      CSFB-E              Buy                  5000     87.6607
OCT 22 2003      CSFB-E              Buy                 48500     87.6607
OCT 22 2003      CSFB-E              Buy                  2500     87.6607
OCT 22 2003      CSFB-E              Buy                  9500     87.6607
OCT 22 2003      CSFB-E              Buy                  8500     87.6607
OCT 22 2003      CSFB-E              Buy                 15500     87.6607
OCT 22 2003      CSFB-E              Buy                  1500     87.6607
OCT 22 2003      CSFB-E              Buy                 47500     87.6607
OCT 22 2003      CSFB-E              Buy                 19000     87.6607
OCT 22 2003      CSFB-E              Buy                  8000     87.6607
OCT 22 2003      CSFB-E              Buy                  6500     87.6607
OCT 22 2003      CSFB-E              Buy                153000     87.6607
OCT 22 2003      CSFB-E              Buy                 47500     87.6607
OCT 22 2003      CSFB-E              Buy                  4500     87.6607
OCT 22 2003      CSFB-E              Buy                  1000     87.6607
OCT 22 2003      CSFB-E              Buy                  1000     87.6607
OCT 22 2003      CSFB-E              Buy                 27500     87.6607
OCT 22 2003      CSFB-E              Buy                  2000     87.6607
OCT 22 2003      CSFB-E              Sell                 1900          88
OCT 22 2003      CSFB LLC            Sell                 1000     87.6607
OCT 22 2003      CSFB LLC            Sell                 1000     87.6607
OCT 22 2003      CSFB LLC            Sell                 4500     87.6607
OCT 22 2003      CSFB LLC            Sell                47500     87.6607
OCT 22 2003      CSFB LLC            Sell               153000     87.6607
OCT 22 2003      CSFB LLC            Sell                 6500     87.6607
OCT 22 2003      CSFB LLC            Sell                 8000     87.6607
OCT 22 2003      CSFB LLC            Sell                19000     87.6607
OCT 22 2003      CSFB LLC            Sell                47500     87.6607
OCT 22 2003      CSFB LLC            Sell                 1500     87.6607
OCT 22 2003      CSFB LLC            Sell                15500     87.6607
OCT 22 2003      CSFB LLC            Sell                 8500     87.6607
OCT 22 2003      CSFB LLC            Sell                 9500     87.6607
OCT 22 2003      CSFB LLC            Sell                 2500     87.6607
OCT 22 2003      CSFB LLC            Sell                48500     87.6607
OCT 22 2003      CSFB LLC            Sell                 5000     87.6607
OCT 22 2003      CSFB LLC            Sell                38500     87.6607
OCT 22 2003      CSFB LLC            Sell                 5000     87.6607
OCT 22 2003      CSFB LLC            Sell                 8500     87.6607
OCT 22 2003      CSFB LLC            Sell                 2000     87.6607
OCT 22 2003      CSFB LLC            Sell                15000     87.6607
OCT 22 2003      CSFB LLC            Sell                13000     87.6607
OCT 22 2003      CSFB LLC            Sell               109500     87.6607
OCT 22 2003      CSFB LLC            Sell                 2000     87.6607
OCT 22 2003      CSFB LLC            Sell                27500     87.6607
OCT 22 2003      CSFB LLC            Buy                  1000     87.6607
OCT 22 2003      CSFB LLC            Buy                  1000     87.6607
OCT 22 2003      CSFB LLC            Buy                  4500     87.6607
OCT 22 2003      CSFB LLC            Buy                 47500     87.6607
OCT 22 2003      CSFB LLC            Buy                153000     87.6607
OCT 22 2003      CSFB LLC            Buy                  6500     87.6607
OCT 22 2003      CSFB LLC            Buy                  8000     87.6607
OCT 22 2003      CSFB LLC            Buy                 19000     87.6607
OCT 22 2003      CSFB LLC            Buy                 47500     87.6607
OCT 22 2003      CSFB LLC            Buy                  1500     87.6607
OCT 22 2003      CSFB LLC            Buy                 15500     87.6607
OCT 22 2003      CSFB LLC            Buy                  8500     87.6607
OCT 22 2003      CSFB LLC            Buy                  9500     87.6607
OCT 22 2003      CSFB LLC            Buy                  2500     87.6607
OCT 22 2003      CSFB LLC            Buy                 48500     87.6607
OCT 22 2003      CSFB LLC            Buy                  5000     87.6607
OCT 22 2003      CSFB LLC            Buy                 38500     87.6607
OCT 22 2003      CSFB LLC            Buy                  5000     87.6607
OCT 22 2003      CSFB LLC            Buy                  8500     87.6607
OCT 22 2003      CSFB LLC            Buy                  2000     87.6607
OCT 22 2003      CSFB LLC            Buy                 15000     87.6607
OCT 22 2003      CSFB LLC            Buy                 13000     87.6607
OCT 22 2003      CSFB LLC            Buy                109500     87.6607
OCT 22 2003      CSFB LLC            Buy                 27500     87.6607
OCT 22 2003      CSFB LLC            Buy                  2000     87.6607
OCT 23 2003      CSFB-E              Buy                  3000     87.2964
OCT 23 2003      CSFB-E              Buy                 25000     87.2964
OCT 23 2003      CSFB-E              Buy                   500     87.2964
OCT 23 2003      CSFB-E              Buy                  1500     87.2964
OCT 23 2003      CSFB-E              Buy                  7500     87.2964
OCT 23 2003      CSFB-E              Buy                 99500     87.2964
OCT 23 2003      CSFB-E              Buy                  4500     87.2964
OCT 23 2003      CSFB-E              Buy                 34500     87.2964
OCT 23 2003      CSFB-E              Buy                  4500     87.2964
OCT 23 2003      CSFB-E              Buy                 12000     87.2964
OCT 23 2003      CSFB-E              Buy                 44000     87.2964
OCT 23 2003      CSFB-E              Buy                 14000     87.2964
OCT 23 2003      CSFB-E              Buy                  2500     87.2964
OCT 23 2003      CSFB-E              Buy                  7500     87.2964
OCT 23 2003      CSFB-E              Buy                  8500     87.2964
OCT 23 2003      CSFB-E              Buy                  1000     87.2964
OCT 23 2003      CSFB-E              Buy                 14000     87.2964
OCT 23 2003      CSFB-E              Buy                  2000     87.2964
OCT 23 2003      CSFB-E              Buy                 17500     87.2964
OCT 23 2003      CSFB-E              Buy                 43000     87.2964
OCT 23 2003      CSFB-E              Buy                  7500     87.2964
OCT 23 2003      CSFB-E              Buy                  5500     87.2964
OCT 23 2003      CSFB-E              Buy                138500     87.2964
OCT 23 2003      CSFB-E              Buy                 43000     87.2964
OCT 23 2003      CSFB-E              Buy                  4000     87.2964
OCT 23 2003      CSFB-E              Buy                  3000     87.2964
OCT 23 2003      CSFB-E              Buy                  1000     87.2964
OCT 23 2003      CSFB-E              Buy                  1000     87.2964
OCT 23 2003      CSFB-E              Buy                  3000     87.2964
OCT 23 2003      CSFB LLC            Sell                25000     87.2964
OCT 23 2003      CSFB LLC            Sell                  500     87.2964
OCT 23 2003      CSFB LLC            Sell                 1500     87.2964
OCT 23 2003      CSFB LLC            Sell                 7500     87.2964
OCT 23 2003      CSFB LLC            Sell                99500     87.2964
OCT 23 2003      CSFB LLC            Sell                 4500     87.2964
OCT 23 2003      CSFB LLC            Sell                34500     87.2964
OCT 23 2003      CSFB LLC            Sell                 4500     87.2964
OCT 23 2003      CSFB LLC            Sell                12000     87.2964
OCT 23 2003      CSFB LLC            Sell                44000     87.2964
OCT 23 2003      CSFB LLC            Sell                14000     87.2964
OCT 23 2003      CSFB LLC            Sell                 2500     87.2964
OCT 23 2003      CSFB LLC            Sell                 7500     87.2964
OCT 23 2003      CSFB LLC            Sell                 8500     87.2964
OCT 23 2003      CSFB LLC            Sell                 1000     87.2964
OCT 23 2003      CSFB LLC            Sell                14000     87.2964
OCT 23 2003      CSFB LLC            Sell                 2000     87.2964
OCT 23 2003      CSFB LLC            Sell                17500     87.2964
OCT 23 2003      CSFB LLC            Sell                43000     87.2964
OCT 23 2003      CSFB LLC            Sell                 7500     87.2964
OCT 23 2003      CSFB LLC            Sell                 5500     87.2964
OCT 23 2003      CSFB LLC            Sell               138500     87.2964
OCT 23 2003      CSFB LLC            Sell                43000     87.2964
OCT 23 2003      CSFB LLC            Sell                 4000     87.2964
OCT 23 2003      CSFB LLC            Sell                 3000     87.2964
OCT 23 2003      CSFB LLC            Sell                 1000     87.2964
OCT 23 2003      CSFB LLC            Sell                 1000     87.2964
OCT 23 2003      CSFB LLC            Sell                 3000     87.2964
OCT 23 2003      CSFB LLC            Buy                 25000     87.2964
OCT 23 2003      CSFB LLC            Buy                   500     87.2964
OCT 23 2003      CSFB LLC            Buy                  1500     87.2964
OCT 23 2003      CSFB LLC            Buy                  7500     87.2964
OCT 23 2003      CSFB LLC            Buy                 99500     87.2964
OCT 23 2003      CSFB LLC            Buy                  4500     87.2964
OCT 23 2003      CSFB LLC            Buy                 34500     87.2964
OCT 23 2003      CSFB LLC            Buy                  4500     87.2964
OCT 23 2003      CSFB LLC            Buy                 12000     87.2964
OCT 23 2003      CSFB LLC            Buy                 44000     87.2964
OCT 23 2003      CSFB LLC            Buy                 14000     87.2964
OCT 23 2003      CSFB LLC            Buy                  2500     87.2964
OCT 23 2003      CSFB LLC            Buy                  7500     87.2964
OCT 23 2003      CSFB LLC            Buy                  8500     87.2964
OCT 23 2003      CSFB LLC            Buy                  1000     87.2964
OCT 23 2003      CSFB LLC            Buy                 14000     87.2964
OCT 23 2003      CSFB LLC            Buy                  2000     87.2964
OCT 23 2003      CSFB LLC            Buy                 17500     87.2964
OCT 23 2003      CSFB LLC            Buy                 43000     87.2964
OCT 23 2003      CSFB LLC            Buy                  7500     87.2964
OCT 23 2003      CSFB LLC            Buy                  5500     87.2964
OCT 23 2003      CSFB LLC            Buy                138500     87.2964
OCT 23 2003      CSFB LLC            Buy                 43000     87.2964
OCT 23 2003      CSFB LLC            Buy                  4000     87.2964
OCT 23 2003      CSFB LLC            Buy                  3000     87.2964
OCT 23 2003      CSFB LLC            Buy                  1000     87.2964
OCT 23 2003      CSFB LLC            Buy                  1000     87.2964
OCT 23 2003      CSFB LLC            Buy                  3000     87.2964
OCT 24 2003      CSFB-E              Buy                 32000     87.0429
OCT 24 2003      CSFB-E              Buy                  9500     87.0429
OCT 24 2003      CSFB-E              Buy                128000     87.0429
OCT 24 2003      CSFB-E              Buy                  2000     87.0429
OCT 24 2003      CSFB-E              Buy                  5500     87.0429
OCT 24 2003      CSFB-E              Buy                 44500     87.0429
OCT 24 2003      CSFB-E              Buy                  6000     87.0429
OCT 24 2003      CSFB-E              Buy                 15500     87.0429
OCT 24 2003      CSFB-E              Buy                 17500     87.0429
OCT 24 2003      CSFB-E              Buy                 56500     87.0429
OCT 24 2003      CSFB-E              Buy                  3000     87.0429
OCT 24 2003      CSFB-E              Buy                 10000     87.0429
OCT 24 2003      CSFB-E              Buy                 11000     87.0429
OCT 24 2003      CSFB-E              Buy                  1000     87.0429
OCT 24 2003      CSFB-E              Buy                 18500     87.0429
OCT 24 2003      CSFB-E              Buy                  2500     87.0429
OCT 24 2003      CSFB-E              Buy                 22500     87.0429
OCT 24 2003      CSFB-E              Buy                 55500     87.0429
OCT 24 2003      CSFB-E              Buy                  9500     87.0429
OCT 24 2003      CSFB-E              Buy                178500     87.0429
OCT 24 2003      CSFB-E              Buy                  7000     87.0429
OCT 24 2003      CSFB-E              Buy                 55500     87.0429
OCT 24 2003      CSFB-E              Buy                  5500     87.0429
OCT 24 2003      CSFB-E              Buy                  3000     87.0429
OCT 24 2003      CSFB-E              Buy                  3000       87.17
OCT 24 2003      CSFB-E              Buy                 14150       87.17
OCT 24 2003      CSFB-E              Buy                  7100       87.17
OCT 24 2003      CSFB-E              Buy                  6700       87.17
OCT 24 2003      CSFB LLC            Sell                32000     87.0429
OCT 24 2003      CSFB LLC            Sell                 9500     87.0429
OCT 24 2003      CSFB LLC            Sell               128000     87.0429
OCT 24 2003      CSFB LLC            Sell                 2000     87.0429
OCT 24 2003      CSFB LLC            Sell                 5500     87.0429
OCT 24 2003      CSFB LLC            Sell                44500     87.0429
OCT 24 2003      CSFB LLC            Sell                 6000     87.0429
OCT 24 2003      CSFB LLC            Sell                15500     87.0429
OCT 24 2003      CSFB LLC            Sell                17500     87.0429
OCT 24 2003      CSFB LLC            Sell                56500     87.0429
OCT 24 2003      CSFB LLC            Sell                 3000     87.0429
OCT 24 2003      CSFB LLC            Sell                10000     87.0429
OCT 24 2003      CSFB LLC            Sell                11000     87.0429
OCT 24 2003      CSFB LLC            Sell                 1000     87.0429
OCT 24 2003      CSFB LLC            Sell                18500     87.0429
OCT 24 2003      CSFB LLC            Sell                 2500     87.0429
OCT 24 2003      CSFB LLC            Sell                22500     87.0429
OCT 24 2003      CSFB LLC            Sell                55500     87.0429
OCT 24 2003      CSFB LLC            Sell                 9500     87.0429
OCT 24 2003      CSFB LLC            Sell               178500     87.0429
OCT 24 2003      CSFB LLC            Sell                 7000     87.0429
OCT 24 2003      CSFB LLC            Sell                55500     87.0429
OCT 24 2003      CSFB LLC            Sell                 5500     87.0429
OCT 24 2003      CSFB LLC            Sell                 3000     87.0429
OCT 24 2003      CSFB LLC            Buy                 32000     87.0429
OCT 24 2003      CSFB LLC            Buy                  9500     87.0429
OCT 24 2003      CSFB LLC            Buy                128000     87.0429
OCT 24 2003      CSFB LLC            Buy                  2000     87.0429
OCT 24 2003      CSFB LLC            Buy                  5500     87.0429
OCT 24 2003      CSFB LLC            Buy                 44500     87.0429
OCT 24 2003      CSFB LLC            Buy                  6000     87.0429
OCT 24 2003      CSFB LLC            Buy                 15500     87.0429
OCT 24 2003      CSFB LLC            Buy                 17500     87.0429
OCT 24 2003      CSFB LLC            Buy                 56500     87.0429
OCT 24 2003      CSFB LLC            Buy                  3000     87.0429
OCT 24 2003      CSFB LLC            Buy                 10000     87.0429
OCT 24 2003      CSFB LLC            Buy                 11000     87.0429
OCT 24 2003      CSFB LLC            Buy                  1000     87.0429
OCT 24 2003      CSFB LLC            Buy                 18500     87.0429
OCT 24 2003      CSFB LLC            Buy                  2500     87.0429
OCT 24 2003      CSFB LLC            Buy                 22500     87.0429
OCT 24 2003      CSFB LLC            Buy                 55500     87.0429
OCT 24 2003      CSFB LLC            Buy                  9500     87.0429
OCT 24 2003      CSFB LLC            Buy                178500     87.0429
OCT 24 2003      CSFB LLC            Buy                  7000     87.0429
OCT 24 2003      CSFB LLC            Buy                 55500     87.0429
OCT 24 2003      CSFB LLC            Buy                  5500     87.0429
OCT 24 2003      CSFB LLC            Buy                  3000     87.0429
OCT 24 2003      CSFB LLC            Sell                 3000       87.17
OCT 24 2003      CSFB LLC            Sell                14150       87.17
OCT 24 2003      CSFB LLC            Sell                 7100       87.17
OCT 24 2003      CSFB LLC            Sell                 6700       87.17
OCT 24 2003      CSFB LLC            Buy                  3000       87.17
OCT 24 2003      CSFB LLC            Buy                 14150       87.17
OCT 24 2003      CSFB LLC            Buy                  7100       87.17
OCT 24 2003      CSFB LLC            Buy                  6700       87.17
OCT 27 2003      CSFB-E              Buy                 18000       87.43
OCT 27 2003      CSFB-E              Buy                  1500       87.43
OCT 27 2003      CSFB-E              Buy                   500       87.43
OCT 27 2003      CSFB-E              Buy                   500       87.43
OCT 27 2003      CSFB-E              Buy                  5500       87.43
OCT 27 2003      CSFB-E              Buy                 73000       87.43
OCT 27 2003      CSFB-E              Buy                  3500       87.43
OCT 27 2003      CSFB-E              Buy                 25500       87.43
OCT 27 2003      CSFB-E              Buy                  3000       87.43
OCT 27 2003      CSFB-E              Buy                  9000       87.43
OCT 27 2003      CSFB-E              Buy                 10000       87.43
OCT 27 2003      CSFB-E              Buy                 32000       87.43
OCT 27 2003      CSFB-E              Buy                  1500       87.43
OCT 27 2003      CSFB-E              Buy                  5500       87.43
OCT 27 2003      CSFB-E              Buy                  1000       87.43
OCT 27 2003      CSFB-E              Buy                  6000       87.43
OCT 27 2003      CSFB-E              Buy                  1500       87.43
OCT 27 2003      CSFB-E              Buy                 12500       87.43
OCT 27 2003      CSFB-E              Buy                 10500       87.43
OCT 27 2003      CSFB-E              Buy                  5500       87.43
OCT 27 2003      CSFB-E              Buy                102000       87.43
OCT 27 2003      CSFB-E              Buy                  4000       87.43
OCT 27 2003      CSFB-E              Buy                 31500       87.43
OCT 27 2003      CSFB-E              Buy                 31500       87.43
OCT 27 2003      CSFB-E              Buy                  3000       87.43
OCT 27 2003      CSFB-E              Buy                  2000       87.43
OCT 27 2003      CSFB LLC            Sell                18000       87.43
OCT 27 2003      CSFB LLC            Sell                 1500       87.43
OCT 27 2003      CSFB LLC            Sell                  500       87.43
OCT 27 2003      CSFB LLC            Sell                  500       87.43
OCT 27 2003      CSFB LLC            Sell                 5500       87.43
OCT 27 2003      CSFB LLC            Sell                73000       87.43
OCT 27 2003      CSFB LLC            Sell                 3500       87.43
OCT 27 2003      CSFB LLC            Sell                25500       87.43
OCT 27 2003      CSFB LLC            Sell                 3000       87.43
OCT 27 2003      CSFB LLC            Sell                 9000       87.43
OCT 27 2003      CSFB LLC            Sell                10000       87.43
OCT 27 2003      CSFB LLC            Sell                32000       87.43
OCT 27 2003      CSFB LLC            Sell                 1500       87.43
OCT 27 2003      CSFB LLC            Sell                 5500       87.43
OCT 27 2003      CSFB LLC            Sell                 1000       87.43
OCT 27 2003      CSFB LLC            Sell                 6000       87.43
OCT 27 2003      CSFB LLC            Sell                 1500       87.43
OCT 27 2003      CSFB LLC            Sell                12500       87.43
OCT 27 2003      CSFB LLC            Sell                10500       87.43
OCT 27 2003      CSFB LLC            Sell                 5500       87.43
OCT 27 2003      CSFB LLC            Sell               102000       87.43
OCT 27 2003      CSFB LLC            Sell                 4000       87.43
OCT 27 2003      CSFB LLC            Sell                31500       87.43
OCT 27 2003      CSFB LLC            Sell                31500       87.43
OCT 27 2003      CSFB LLC            Sell                 3000       87.43
OCT 27 2003      CSFB LLC            Sell                 2000       87.43
OCT 27 2003      CSFB LLC            Buy                 18000       87.43
OCT 27 2003      CSFB LLC            Buy                  1500       87.43
OCT 27 2003      CSFB LLC            Buy                   500       87.43
OCT 27 2003      CSFB LLC            Buy                   500       87.43
OCT 27 2003      CSFB LLC            Buy                  5500       87.43
OCT 27 2003      CSFB LLC            Buy                 73000       87.43
OCT 27 2003      CSFB LLC            Buy                  3500       87.43
OCT 27 2003      CSFB LLC            Buy                 25500       87.43
OCT 27 2003      CSFB LLC            Buy                  3000       87.43
OCT 27 2003      CSFB LLC            Buy                  9000       87.43
OCT 27 2003      CSFB LLC            Buy                 10000       87.43
OCT 27 2003      CSFB LLC            Buy                 32000       87.43
OCT 27 2003      CSFB LLC            Buy                  1500       87.43
OCT 27 2003      CSFB LLC            Buy                  5500       87.43
OCT 27 2003      CSFB LLC            Buy                  1000       87.43
OCT 27 2003      CSFB LLC            Buy                  6000       87.43
OCT 27 2003      CSFB LLC            Buy                  1500       87.43
OCT 27 2003      CSFB LLC            Buy                 12500       87.43
OCT 27 2003      CSFB LLC            Buy                 10500       87.43
OCT 27 2003      CSFB LLC            Buy                  5500       87.43
OCT 27 2003      CSFB LLC            Buy                102000       87.43
OCT 27 2003      CSFB LLC            Buy                  4000       87.43
OCT 27 2003      CSFB LLC            Buy                 31500       87.43
OCT 27 2003      CSFB LLC            Buy                 31500       87.43
OCT 27 2003      CSFB LLC            Buy                  3000       87.43
OCT 27 2003      CSFB LLC            Buy                  2000       87.43
OCT 28 2003      CSFB-E              Buy                400000      87.548
OCT 28 2003      CSFB-E              Buy                 35000      87.548
OCT 28 2003      CSFB-E              Buy                 10500      87.548
OCT 28 2003      CSFB-E              Buy                 11000      87.548
OCT 28 2003      CSFB-E              Buy                140000      87.548
OCT 28 2003      CSFB-E              Buy                 49000      87.548
OCT 28 2003      CSFB-E              Buy                  6500      87.548
OCT 28 2003      CSFB-E              Buy                  6000      87.548
OCT 28 2003      CSFB-E              Buy                 17000      87.548
OCT 28 2003      CSFB-E              Buy                 19500      87.548
OCT 28 2003      CSFB-E              Buy                 61500      87.548
OCT 28 2003      CSFB-E              Buy                  3000      87.548
OCT 28 2003      CSFB-E              Buy                 11000      87.548
OCT 28 2003      CSFB-E              Buy                 12000      87.548
OCT 28 2003      CSFB-E              Buy                  2000      87.548
OCT 28 2003      CSFB-E              Buy                 20000      87.548
OCT 28 2003      CSFB-E              Buy                  3000      87.548
OCT 28 2003      CSFB-E              Buy                   500      87.548
OCT 28 2003      CSFB-E              Buy                 24500      87.548
OCT 28 2003      CSFB-E              Buy                 60500      87.548
OCT 28 2003      CSFB-E              Buy                  8000      87.548
OCT 28 2003      CSFB-E              Buy                 10000      87.548
OCT 28 2003      CSFB-E              Buy                195000      87.548
OCT 28 2003      CSFB-E              Buy                 60500      87.548
OCT 28 2003      CSFB-E              Buy                  5500      87.548
OCT 28 2003      CSFB-E              Buy                  3000      87.548
OCT 28 2003      CSFB-E              Buy                  3500      87.548
OCT 28 2003      CSFB-E              Buy                  3500      87.548
OCT 28 2003      CSFB-E              Buy                 29000      87.548
OCT 28 2003      CSFB-E              Buy                 12500      87.548
OCT 28 2003      CSFB-E              Buy                 27000      87.548
OCT 28 2003      CSFB LLC            Sell               400000      87.548
OCT 28 2003      CSFB LLC            Sell                35000      87.548
OCT 28 2003      CSFB LLC            Sell                10500      87.548
OCT 28 2003      CSFB LLC            Sell                11000      87.548
OCT 28 2003      CSFB LLC            Sell               140000      87.548
OCT 28 2003      CSFB LLC            Sell                49000      87.548
OCT 28 2003      CSFB LLC            Sell                 6500      87.548
OCT 28 2003      CSFB LLC            Sell                 6000      87.548
OCT 28 2003      CSFB LLC            Sell                17000      87.548
OCT 28 2003      CSFB LLC            Sell                19500      87.548
OCT 28 2003      CSFB LLC            Sell                61500      87.548
OCT 28 2003      CSFB LLC            Sell                 3000      87.548
OCT 28 2003      CSFB LLC            Sell                11000      87.548
OCT 28 2003      CSFB LLC            Sell                12000      87.548
OCT 28 2003      CSFB LLC            Sell                 2000      87.548
OCT 28 2003      CSFB LLC            Sell                20000      87.548
OCT 28 2003      CSFB LLC            Sell                 3000      87.548
OCT 28 2003      CSFB LLC            Sell                  500      87.548
OCT 28 2003      CSFB LLC            Sell                24500      87.548
OCT 28 2003      CSFB LLC            Sell                60500      87.548
OCT 28 2003      CSFB LLC            Sell                 8000      87.548
OCT 28 2003      CSFB LLC            Sell                10000      87.548
OCT 28 2003      CSFB LLC            Sell               195000      87.548
OCT 28 2003      CSFB LLC            Sell                60500      87.548
OCT 28 2003      CSFB LLC            Sell                 5500      87.548
OCT 28 2003      CSFB LLC            Sell                 3000      87.548
OCT 28 2003      CSFB LLC            Sell                 3500      87.548
OCT 28 2003      CSFB LLC            Sell                 3500      87.548
OCT 28 2003      CSFB LLC            Sell                29000      87.548
OCT 28 2003      CSFB LLC            Sell                12500      87.548
OCT 28 2003      CSFB LLC            Sell                27000      87.548
OCT 28 2003      CSFB LLC            Buy                400000      87.548
OCT 28 2003      CSFB LLC            Buy                 35000      87.548
OCT 28 2003      CSFB LLC            Buy                 10500      87.548
OCT 28 2003      CSFB LLC            Buy                 11000      87.548
OCT 28 2003      CSFB LLC            Buy                140000      87.548
OCT 28 2003      CSFB LLC            Buy                 49000      87.548
OCT 28 2003      CSFB LLC            Buy                  6500      87.548
OCT 28 2003      CSFB LLC            Buy                  6000      87.548
OCT 28 2003      CSFB LLC            Buy                 17000      87.548
OCT 28 2003      CSFB LLC            Buy                 19500      87.548
OCT 28 2003      CSFB LLC            Buy                 61500      87.548
OCT 28 2003      CSFB LLC            Buy                  3000      87.548
OCT 28 2003      CSFB LLC            Buy                 11000      87.548
OCT 28 2003      CSFB LLC            Buy                 12000      87.548
OCT 28 2003      CSFB LLC            Buy                  2000      87.548
OCT 28 2003      CSFB LLC            Buy                 20000      87.548
OCT 28 2003      CSFB LLC            Buy                  3000      87.548
OCT 28 2003      CSFB LLC            Buy                   500      87.548
OCT 28 2003      CSFB LLC            Buy                 24500      87.548
OCT 28 2003      CSFB LLC            Buy                 60500      87.548
OCT 28 2003      CSFB LLC            Buy                  8000      87.548
OCT 28 2003      CSFB LLC            Buy                 10000      87.548
OCT 28 2003      CSFB LLC            Buy                195000      87.548
OCT 28 2003      CSFB LLC            Buy                 60500      87.548
OCT 28 2003      CSFB LLC            Buy                  5500      87.548
OCT 28 2003      CSFB LLC            Buy                  3000      87.548
OCT 28 2003      CSFB LLC            Buy                  3500      87.548
OCT 28 2003      CSFB LLC            Buy                  3500      87.548
OCT 28 2003      CSFB LLC            Buy                 29000      87.548
OCT 28 2003      CSFB LLC            Buy                 12500      87.548
OCT 28 2003      CSFB LLC            Buy                 27000      87.548
OCT 29 2003      CSFB-E              Buy                  4800        87.5
OCT 29 2003      CSFB-E              Sell                 4800        87.5
OCT 29 2003      CSFB-E              Buy                400800     87.7235
OCT 29 2003      CSFB-E              Buy                 35100     87.7235
OCT 29 2003      CSFB-E              Buy                   100     87.7235
OCT 29 2003      CSFB-E              Buy                  9800     87.7235
OCT 29 2003      CSFB-E              Buy                 10800     87.7235
OCT 29 2003      CSFB-E              Buy                   200     87.7235
OCT 29 2003      CSFB-E              Buy                140405     87.7235
OCT 29 2003      CSFB-E              Buy                  6200     87.7235
OCT 29 2003      CSFB-E              Buy                 49270     87.7235
OCT 29 2003      CSFB-E              Buy                  6090     87.7235
OCT 29 2003      CSFB-E              Buy                 16640     87.7235
OCT 29 2003      CSFB-E              Buy                 19410     87.7235
OCT 29 2003      CSFB-E              Buy                 61943     87.7235
OCT 29 2003      CSFB-E              Buy                  3220     87.7235
OCT 29 2003      CSFB-E              Buy                 11020     87.7235
OCT 29 2003      CSFB-E              Buy                 11482     87.7235
OCT 29 2003      CSFB-E              Buy                  1500     87.7235
OCT 29 2003      CSFB-E              Buy                 20317     87.7235
OCT 29 2003      CSFB-E              Buy                  2840     87.7235
OCT 29 2003      CSFB-E              Buy                   460     87.7235
OCT 29 2003      CSFB-E              Buy                 24700     87.7235
OCT 29 2003      CSFB-E              Buy                 60730     87.7235
OCT 29 2003      CSFB-E              Buy                 10445     87.7235
OCT 29 2003      CSFB-E              Buy                  8400     87.7235
OCT 29 2003      CSFB-E              Buy                195755     87.7235
OCT 29 2003      CSFB-E              Buy                 60980     87.7235
OCT 29 2003      CSFB-E              Buy                  6100     87.7235
OCT 29 2003      CSFB-E              Buy                  2800     87.7235
OCT 29 2003      CSFB-E              Buy                  3300     87.7235
OCT 29 2003      CSFB-E              Buy                  2900     87.7235
OCT 29 2003      CSFB-E              Buy                 29200     87.7235
OCT 29 2003      CSFB-E              Buy                 27200     87.7235
OCT 29 2003      CSFB-E              Buy                 12100     87.7235
OCT 29 2003      CSFB LLC            Sell                 4800        87.5
OCT 29 2003      CSFB LLC            Buy                  4800        87.5
OCT 29 2003      CSFB LLC            Sell               400800     87.7235
OCT 29 2003      CSFB LLC            Sell                35100     87.7235
OCT 29 2003      CSFB LLC            Sell                  100     87.7235
OCT 29 2003      CSFB LLC            Sell                 9800     87.7235
OCT 29 2003      CSFB LLC            Sell                10800     87.7235
OCT 29 2003      CSFB LLC            Sell                  200     87.7235
OCT 29 2003      CSFB LLC            Sell               140405     87.7235
OCT 29 2003      CSFB LLC            Sell                 6200     87.7235
OCT 29 2003      CSFB LLC            Sell                49270     87.7235
OCT 29 2003      CSFB LLC            Sell                 6090     87.7235
OCT 29 2003      CSFB LLC            Sell                16640     87.7235
OCT 29 2003      CSFB LLC            Sell                19410     87.7235
OCT 29 2003      CSFB LLC            Sell                61943     87.7235
OCT 29 2003      CSFB LLC            Sell                 3220     87.7235
OCT 29 2003      CSFB LLC            Sell                11020     87.7235
OCT 29 2003      CSFB LLC            Sell                11482     87.7235
OCT 29 2003      CSFB LLC            Sell                 1500     87.7235
OCT 29 2003      CSFB LLC            Sell                20317     87.7235
OCT 29 2003      CSFB LLC            Sell                 2840     87.7235
OCT 29 2003      CSFB LLC            Sell                  460     87.7235
OCT 29 2003      CSFB LLC            Sell                24700     87.7235
OCT 29 2003      CSFB LLC            Sell                60730     87.7235
OCT 29 2003      CSFB LLC            Sell                10445     87.7235
OCT 29 2003      CSFB LLC            Sell                 8400     87.7235
OCT 29 2003      CSFB LLC            Sell               195755     87.7235
OCT 29 2003      CSFB LLC            Sell                60980     87.7235
OCT 29 2003      CSFB LLC            Sell                 6100     87.7235
OCT 29 2003      CSFB LLC            Sell                 2800     87.7235
OCT 29 2003      CSFB LLC            Sell                 3300     87.7235
OCT 29 2003      CSFB LLC            Sell                 2900     87.7235
OCT 29 2003      CSFB LLC            Sell                29200     87.7235
OCT 29 2003      CSFB LLC            Sell                27200     87.7235
OCT 29 2003      CSFB LLC            Sell                12100     87.7235
OCT 29 2003      CSFB LLC            Buy                400800     87.7235
OCT 29 2003      CSFB LLC            Buy                 35100     87.7235
OCT 29 2003      CSFB LLC            Buy                   100     87.7235
OCT 29 2003      CSFB LLC            Buy                  9800     87.7235
OCT 29 2003      CSFB LLC            Buy                 10800     87.7235
OCT 29 2003      CSFB LLC            Buy                   200     87.7235
OCT 29 2003      CSFB LLC            Buy                140405     87.7235
OCT 29 2003      CSFB LLC            Buy                  6200     87.7235
OCT 29 2003      CSFB LLC            Buy                 49270     87.7235
OCT 29 2003      CSFB LLC            Buy                  6090     87.7235
OCT 29 2003      CSFB LLC            Buy                 16640     87.7235
OCT 29 2003      CSFB LLC            Buy                 19410     87.7235
OCT 29 2003      CSFB LLC            Buy                 61943     87.7235
OCT 29 2003      CSFB LLC            Buy                  3220     87.7235
OCT 29 2003      CSFB LLC            Buy                 11020     87.7235
OCT 29 2003      CSFB LLC            Buy                 11482     87.7235
OCT 29 2003      CSFB LLC            Buy                  1500     87.7235
OCT 29 2003      CSFB LLC            Buy                 20317     87.7235
OCT 29 2003      CSFB LLC            Buy                  2840     87.7235
OCT 29 2003      CSFB LLC            Buy                   460     87.7235
OCT 29 2003      CSFB LLC            Buy                 24700     87.7235
OCT 29 2003      CSFB LLC            Buy                 60730     87.7235
OCT 29 2003      CSFB LLC            Buy                 10445     87.7235
OCT 29 2003      CSFB LLC            Buy                  8400     87.7235
OCT 29 2003      CSFB LLC            Buy                195755     87.7235
OCT 29 2003      CSFB LLC            Buy                 60980     87.7235
OCT 29 2003      CSFB LLC            Buy                  6100     87.7235
OCT 29 2003      CSFB LLC            Buy                  2800     87.7235
OCT 29 2003      CSFB LLC            Buy                  3300     87.7235
OCT 29 2003      CSFB LLC            Buy                  2900     87.7235
OCT 29 2003      CSFB LLC            Buy                 29200     87.7235
OCT 29 2003      CSFB LLC            Buy                 27200     87.7235
OCT 29 2003      CSFB LLC            Buy                 12100     87.7235
OCT 30 2003      CSFB-E              Buy                  4424          88
OCT 30 2003      CSFB LLC            Sell                 4424          88
OCT 30 2003      CSFB LLC            Buy                  4424          88
OCT 31 2003      CSFB-E              Sell                 1300        87.5
OCT 31 2003      CSFB-E              Sell                   24       87.75
OCT 31 2003      CSFB-E              Sell                   45       87.75
OCT 31 2003      CSFB-E              Sell                 3000          88
OCT 31 2003      CSFB-E              Sell                   55          88
NOV 24 2003      CSFB-E              Sell                 2000        87.5
NOV 24 2003      CSFB-E              Sell                 1600        87.5
NOV 24 2003      CSFB-E              Sell                 1700        87.5
NOV 24 2003      CSFB-E              Sell                 1500        87.5
NOV 24 2003      CSFB-E              Sell                 1100        87.5
NOV 24 2003      CSFB-E              Sell                 3000        87.5
NOV 24 2003      CSFB-E              Buy                 39965       87.73
NOV 24 2003      CSFB-E              Buy                 38800       87.73
NOV 24 2003      CSFB-E              Sell                 6200       87.75
NOV 24 2003      CSFB-E              Sell                 1000       87.75
NOV 24 2003      CSFB-E              Sell                 1900       87.75
NOV 24 2003      CSFB-E              Sell                 4600       87.75
NOV 24 2003      CSFB-E              Sell                   65       87.75
NOV 24 2003      CSFB-E              Sell                 1600       87.75
NOV 24 2003      CSFB-E              Sell                 1700       87.75
NOV 24 2003      CSFB-E              Sell                 1600       87.75
NOV 24 2003      CSFB-E              Sell                 1900       87.75
NOV 24 2003      CSFB-E              Sell                 1500       87.75
NOV 24 2003      CSFB-E              Sell                 1800       87.75
NOV 24 2003      CSFB-E              Sell                 1300       87.75
NOV 24 2003      CSFB-E              Sell                 1500       87.75
NOV 24 2003      CSFB-E              Sell                 1600       87.75
NOV 24 2003      CSFB-E              Sell                 1600       87.75
NOV 24 2003      CSFB-E              Sell                27800       87.75
NOV 24 2003      CSFB-E              Sell                 1500       87.75
NOV 24 2003      CSFB-E              Sell                 3700       87.75
NOV 24 2003      CSFB-E              Sell                 5000       87.75
NOV 24 2003      CSFB LLC            Sell                38800       87.73
NOV 24 2003      CSFB LLC            Sell                39965       87.73
NOV 24 2003      CSFB LLC            Buy                 38800       87.73
NOV 24 2003      CSFB LLC            Buy                 39965       87.73
NOV 25 2003      CSFB-E              Buy                 91050       88.05
NOV 25 2003      CSFB LLC            Sell                91050       88.05
NOV 25 2003      CSFB LLC            Buy                 91050       88.05
NOV 26 2003      CSFB-E              Sell                20000       87.75
NOV 26 2003      CSFB-E              Sell                 3900       87.75
NOV 26 2003      CSFB-E              Buy                 18600     87.7669
NOV 26 2003      CSFB-E              Buy                 30360     87.7669
NOV 26 2003      CSFB-E              Buy                101565     87.7669
NOV 26 2003      CSFB LLC            Sell                18600     87.7669
NOV 26 2003      CSFB LLC            Sell                30360     87.7669
NOV 26 2003      CSFB LLC            Sell               101565     87.7669
NOV 26 2003      CSFB LLC            Buy                 18600     87.7669
NOV 26 2003      CSFB LLC            Buy                 30360     87.7669
NOV 26 2003      CSFB LLC            Buy                101565     87.7669
NOV 28 2003      CSFB-E              Buy                215200        87.9
NOV 28 2003      CSFB LLC            Sell               215200        87.9
NOV 28 2003      CSFB LLC            Buy                215200        87.9
DEC 08 2003      CSFB-E              Sell                12300       87.25
DEC 08 2003      CSFB-E              Sell                37700       87.25
DEC 08 2003      CSFB-E              Buy                 33375     87.4476
DEC 08 2003      CSFB-E              Buy                 17101     87.4476
DEC 08 2003      CSFB-E              Buy                112212     87.4476
DEC 08 2003      CSFB-E              Buy                113281     87.4476
DEC 08 2003      CSFB-E              Buy                456372     87.4476
DEC 08 2003      CSFB-E              Buy                 22071     87.4476
DEC 08 2003      CSFB-E              Buy                 98079     87.4476
DEC 08 2003      CSFB-E              Buy                 25449     87.4476
DEC 08 2003      CSFB-E              Buy                 22060     87.4476
DEC 08 2003      CSFB-E              Sell                 9000        87.5
DEC 08 2003      CSFB-E              Sell                 1400        87.5
DEC 08 2003      CSFB-E              Sell                 6000        87.5
DEC 08 2003      CSFB-E              Sell                 8000        87.5
DEC 08 2003      CSFB-E              Buy                150000     87.6835
DEC 08 2003      CSFB LLC            Sell                17101     87.4476
DEC 08 2003      CSFB LLC            Sell               112212     87.4476
DEC 08 2003      CSFB LLC            Sell               113281     87.4476
DEC 08 2003      CSFB LLC            Sell               456372     87.4476
DEC 08 2003      CSFB LLC            Sell                22071     87.4476
DEC 08 2003      CSFB LLC            Sell                98079     87.4476
DEC 08 2003      CSFB LLC            Sell                25449     87.4476
DEC 08 2003      CSFB LLC            Sell                22060     87.4476
DEC 08 2003      CSFB LLC            Sell                33375     87.4476
DEC 08 2003      CSFB LLC            Buy                 17101     87.4476
DEC 08 2003      CSFB LLC            Buy                112212     87.4476
DEC 08 2003      CSFB LLC            Buy                113281     87.4476
DEC 08 2003      CSFB LLC            Buy                456372     87.4476
DEC 08 2003      CSFB LLC            Buy                 22071     87.4476
DEC 08 2003      CSFB LLC            Buy                 98079     87.4476
DEC 08 2003      CSFB LLC            Buy                 25449     87.4476
DEC 08 2003      CSFB LLC            Buy                 22060     87.4476
DEC 08 2003      CSFB LLC            Buy                 33375     87.4476
DEC 08 2003      CSFB LLC            Buy                150000     87.6835
DEC 08 2003      CSFB LLC            Sell               150000     87.6835
DEC 09 2003      CSFB-E              Buy                    20        87.5
DEC 09 2003      CSFB-E              Buy                 11800        87.5
DEC 09 2003      CSFB-E              Buy                    10        87.5
DEC 09 2003      CSFB-E              Buy                     5        87.5
DEC 09 2003      CSFB-E              Buy                    73        87.5
DEC 09 2003      CSFB-E              Buy                    85        87.5
DEC 09 2003      CSFB-E              Buy                  6100        87.5
DEC 09 2003      CSFB-E              Buy                    25        87.5
DEC 09 2003      CSFB-E              Buy                  4200        87.5
DEC 09 2003      CSFB-E              Buy                  3025        87.5
DEC 09 2003      CSFB-E              Buy                   100        87.5
DEC 09 2003      CSFB-E              Sell                25443     87.6313
DEC 09 2003      CSFB-E              Sell                25000       87.75
DEC 09 2003      CSFB-E              Buy                105989     87.9106
DEC 09 2003      CSFB-E              Buy                 91766     87.9106
DEC 09 2003      CSFB-E              Buy                 15999     87.9106
DEC 09 2003      CSFB-E              Buy                 23811     87.9106
DEC 09 2003      CSFB-E              Buy                 20640     87.9106
DEC 09 2003      CSFB-E              Buy                 20649     87.9106
DEC 09 2003      CSFB-E              Buy                 31225     87.9106
DEC 09 2003      CSFB-E              Buy                426998     87.9106
DEC 09 2003      CSFB-E              Buy                104988     87.9106
DEC 09 2003      CSFB-E              Buy                556738     88.3728
DEC 09 2003      CSFB LLC            Sell               104988     87.9106
DEC 09 2003      CSFB LLC            Sell               426998     87.9106
DEC 09 2003      CSFB LLC            Sell                31225     87.9106
DEC 09 2003      CSFB LLC            Sell                20649     87.9106
DEC 09 2003      CSFB LLC            Sell                20640     87.9106
DEC 09 2003      CSFB LLC            Sell                23811     87.9106
DEC 09 2003      CSFB LLC            Sell                15999     87.9106
DEC 09 2003      CSFB LLC            Sell                91766     87.9106
DEC 09 2003      CSFB LLC            Sell               105989     87.9106
DEC 09 2003      CSFB LLC            Buy                104988     87.9106
DEC 09 2003      CSFB LLC            Buy                426998     87.9106
DEC 09 2003      CSFB LLC            Buy                 31225     87.9106
DEC 09 2003      CSFB LLC            Buy                 20649     87.9106
DEC 09 2003      CSFB LLC            Buy                 20640     87.9106
DEC 09 2003      CSFB LLC            Buy                 23811     87.9106
DEC 09 2003      CSFB LLC            Buy                 15999     87.9106
DEC 09 2003      CSFB LLC            Buy                 91766     87.9106
DEC 09 2003      CSFB LLC            Buy                105989     87.9106
DEC 09 2003      CSFB LLC            Buy                556738     88.3728
DEC 09 2003      CSFB LLC            Sell               556738     88.3728
DEC 10 2003      CSFB-E              Sell               177592     88.8053
DEC 10 2003      CSFB-E              Buy                177592     88.8053
DEC 10 2003      CSFB LLC            Buy                177592     88.8053
DEC 10 2003      CSFB LLC            Sell               177592     88.8053
DEC 15 2003      CSFB-E              Buy                 29110       89.33
DEC 15 2003      CSFB-E              Buy                 29110       89.33
DEC 15 2003      CSFB LLC            Sell                29110       89.33
DEC 15 2003      CSFB LLC            Buy                 29110       89.33
DEC 16 2003      CSFB-E              Buy                 22300          89
DEC 16 2003      CSFB-E              Sell                22300          89
DEC 16 2003      CSFB-E              Buy                 15800          89
DEC 16 2003      CSFB-E              Buy                  6500          89
DEC 19 2003      CSFB-E              Buy               165,103      90.617

The following table lists all trades effected by the Reporting Person in the Company's ADRs. All ADR trades were effected in ordinary trading on the New York Stock Exchange.

Date             Entity            Buy/Sell      Quantity   Price (USD)
----             ------            --------      --------   -----------
OCT 22 2003     CSFB LLC           Sell               500      62.29
OCT 22 2003     CSFB LLC           Sell               300       62.4
OCT 22 2003     CSFB LLC           Sell               700      62.39
OCT 22 2003     CSFB LLC           Buy                500     62.432
OCT 23 2003     CSFB LLC           Sell               500     62.432
OCT 23 2003     CSFB LLC           Sell               100      62.33
OCT 24 2003     CSFB LLC           Sell               100      62.33
OCT 24 2003     CSFB LLC           Sell               200      62.28
OCT 24 2003     CSFB LLC           Sell               200      62.29
OCT 27 2003     CSFB LLC           Sell               400      62.28
OCT 27 2003     CSFB LLC           Sell               500     62.282
OCT 27 2003     CSFB LLC           Sell               100      62.26
OCT 28 2003     CSFB LLC           Sell               600      62.26
OCT 28 2003     CSFB LLC           Sell               100      62.56
OCT 28 2003     CSFB LLC           Buy                100      62.56
OCT 28 2003     CSFB LLC           Buy                100       62.4
OCT 29 2003     CSFB LLC           Buy                100       62.4
OCT 29 2003     CSFB LLC           Sell               200      62.86
OCT 29 2003     CSFB LLC           Sell               600       62.4
OCT 30 2003     CSFB LLC           Sell               200      62.86
OCT 31 2003     CSFB LLC           Sell               100      62.22
NOV 03 2003     CSFB LLC           Sell               100      62.22
NOV 03 2003     CSFB LLC           Sell               400      61.82
NOV 03 2003     CSFB LLC           Buy                400      61.82
NOV 03 2003     CSFB LLC           Buy                500     61.842
NOV 03 2003     CSFB LLC           Buy                500     61.828
NOV 03 2003     CSFB LLC           Buy                400      61.82
NOV 04 2003     CSFB LLC           Buy               1000      61.82
NOV 04 2003     CSFB LLC           Sell               100      61.69
NOV 04 2003     CSFB LLC           Buy                400    61.6475
NOV 05 2003     CSFB LLC           Buy                300    61.6475
NOV 05 2003     CSFB LLC           Buy                200      61.72
NOV 06 2003     CSFB LLC           Buy                200      61.72
NOV 06 2003     CSFB LLC           Buy                200     61.775
NOV 07 2003     CSFB LLC           Buy                200     61.775
NOV 07 2003     CSFB LLC           Buy                900    61.8389
NOV 07 2003     CSFB LLC           Buy                200     61.825
NOV 07 2003     CSFB LLC           Buy                300    61.8467
NOV 10 2003     CSFB LLC           Buy               1400    61.8389
NOV 10 2003     CSFB LLC           Sell               300      61.65
NOV 10 2003     CSFB LLC           Buy                500      61.77
NOV 10 2003     CSFB LLC           Buy                100      61.66
NOV 11 2003     CSFB LLC           Buy                300      61.77
NOV 11 2003     CSFB LLC           Sell               400      61.39
NOV 11 2003     CSFB LLC           Sell               100      61.45
NOV 11 2003     CSFB LLC           Sell               300    61.4567
NOV 11 2003     CSFB LLC           Sell               500      61.77
NOV 12 2003     CSFB LLC           Sell               300      62.37
NOV 12 2003     CSFB LLC           Buy                900    61.8856
NOV 12 2003     CSFB LLC           Sell               300      61.89
NOV 12 2003     CSFB LLC           Sell               200      61.89
NOV 13 2003     CSFB LLC           Buy                100    61.8856
NOV 13 2003     CSFB LLC           Sell               100       62.3
NOV 13 2003     CSFB LLC           Buy                500      62.38
NOV 13 2003     CSFB LLC           Sell               200      62.34
NOV 14 2003     CSFB LLC           Buy                200      62.38
NOV 14 2003     CSFB LLC           Buy                400       62.4
NOV 14 2003     CSFB LLC           Sell               200     62.445
NOV 17 2003     CSFB LLC           Buy                200       62.4
NOV 17 2003     CSFB LLC           Buy                400      62.35
NOV 17 2003     CSFB LLC           Sell               100       62.3
NOV 18 2003     CSFB LLC           Buy                300      62.35
NOV 18 2003     CSFB LLC           Sell               300      62.92
NOV 18 2003     CSFB LLC           Sell               200      63.18
NOV 19 2003     CSFB LLC           Sell               500      62.92
NOV 19 2003     CSFB LLC           Sell               200      63.64
NOV 19 2003     CSFB LLC           Sell               500       63.7
NOV 19 2003     CSFB LLC           Sell               100      63.65
NOV 20 2003     CSFB LLC           Sell               800      63.65
NOV 20 2003     CSFB LLC           Sell               100      63.54
NOV 20 2003     CSFB LLC           Sell               200      63.74
NOV 21 2003     CSFB LLC           Sell               300      63.74
NOV 21 2003     CSFB LLC           Sell               100       63.7
NOV 24 2003     CSFB LLC           Sell               100       63.7
NOV 25 2003     CSFB LLC           Sell               200      63.77
NOV 26 2003     CSFB LLC           Sell               200      63.77
NOV 26 2003     CSFB LLC           Sell               100      64.18
NOV 28 2003     CSFB LLC           Sell               100      64.18
NOV 28 2003     CSFB LLC           Buy                100      64.78
DEC 01 2003     CSFB LLC           Buy                100      64.78
DEC 01 2003     CSFB LLC           Sell               500      64.78
DEC 02 2003     CSFB LLC           Sell              1600      65.95
DEC 02 2003     CSFB LLC           Buy                300      66.09
DEC 02 2003     CSFB LLC           Buy                100      65.95
DEC 02 2003     CSFB LLC           Buy               1600      65.95
DEC 03 2003     CSFB LLC           Sell              1200      65.95
DEC 03 2003     CSFB LLC           Sell               800    66.0913
DEC 03 2003     CSFB LLC           Sell               100      65.95
DEC 03 2003     CSFB LLC           Sell               300      66.05
DEC 03 2003     CSFB LLC           Buy                400      65.95
DEC 03 2003     CSFB LLC           Buy                800    66.0913
DEC 04 2003     CSFB LLC           Sell              1200      66.05
DEC 04 2003     CSFB LLC           Sell               600    65.7117
DEC 04 2003     CSFB LLC           Sell               100      65.68
DEC 04 2003     CSFB LLC           Buy                600    65.7117
DEC 05 2003     CSFB LLC           Sell               700      65.68
DEC 05 2003     CSFB LLC           Sell               700    65.7086
DEC 05 2003     CSFB LLC           Buy                100      65.63
DEC 05 2003     CSFB LLC           Buy                700    65.7086
DEC 08 2003     CSFB LLC           Sell               600      65.63
DEC 08 2003     CSFB LLC           Sell              1000     65.989
DEC 08 2003     CSFB LLC           Sell               100         66
DEC 08 2003     CSFB LLC           Buy                100      65.63
DEC 08 2003     CSFB LLC           Buy               1000     65.989
DEC 09 2003     CSFB LLC           Sell              1100         66
DEC 09 2003     CSFB LLC           Sell               300      66.64
DEC 09 2003     CSFB LLC           Buy                100      66.71
DEC 09 2003     CSFB LLC           Buy                300      66.64
DEC 10 2003     CSFB LLC           Sell               200      66.71
DEC 10 2003     CSFB LLC           Sell               200      66.74
DEC 10 2003     CSFB LLC           Buy                100       66.6
DEC 10 2003     CSFB LLC           Buy                100      66.71
DEC 10 2003     CSFB LLC           Buy                200      66.74
DEC 11 2003     CSFB LLC           Sell               100       66.6
DEC 11 2003     CSFB LLC           Sell               600    66.5433
DEC 11 2003     CSFB LLC           Sell               100      67.03
DEC 11 2003     CSFB LLC           Sell               200      66.68
DEC 11 2003     CSFB LLC           Buy                100       66.6
DEC 11 2003     CSFB LLC           Buy                600    66.5433
DEC 12 2003     CSFB LLC           Sell               900      67.03
DEC 12 2003     CSFB LLC           Sell               900      66.79
DEC 12 2003     CSFB LLC           Sell               100       66.8
DEC 12 2003     CSFB LLC           Buy                900      66.79
DEC 15 2003     CSFB LLC           Sell              1000       66.8
DEC 15 2003     CSFB LLC           Sell               400      66.78
DEC 15 2003     CSFB LLC           Sell               100      66.67
DEC 15 2003     CSFB LLC           Sell               100      66.82
DEC 15 2003     CSFB LLC           Sell               100      66.75
DEC 15 2003     CSFB LLC           Buy                400      66.78
DEC 16 2003     CSFB LLC           Sell               700      66.67
DEC 16 2003     CSFB LLC           Sell               500     66.796
DEC 16 2003     CSFB LLC           Sell               100      66.88
DEC 16 2003     CSFB LLC           Buy                500     66.796
DEC 17 2003     CSFB LLC           Sell               600      66.88
DEC 17 2003     CSFB LLC           Sell               500      67.17
DEC 17 2003     CSFB LLC           Buy                500      67.17
DEC 18 2003     CSFB LLC           Sell               500      67.17
DEC 18 2003     CSFB LLC           Sell               300      67.51
DEC 18 2003     CSFB LLC           Buy                300      67.66
DEC 18 2003     CSFB LLC           Buy                300      67.51
DEC 19 2003     CSFB LLC           Sell               100     67.330